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                                                                    EXHIBIT 10.2


                         AGREEMENT FOR PURCHASE AND SALE




                                  March 9, 1999


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                                TABLE OF CONTENTS

ARTICLE                                                                                   PAGE

ARTICLE 1   BASIC DEFINITIONS................................................................1

ARTICLE 2   PURCHASE AND exchange............................................................4

ARTICLE 3   CONDITIONS PRECEDENT............................................................12

ARTICLE 4   COVENANTS, WARRANTIES AND REPRESENTATIVES.......................................14

ARTICLE 5   DEPOSIT; DEFAULT................................................................23

ARTICLE 6   CLOSING.........................................................................29

ARTICLE 7   MISCELLANEOUS...................................................................39


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                                List of Exhibits

*  Exhibit A-1--  Transferors & Properties (Sale Properties)
*  Exhibit A-2 -- Transferors & Properties (Exchange Properties)
*  Exhibit B --   Confirmation Letter
*  Exhibit C --   Disclosure Materials List & Statement
*  Exhibit D --   Title Allocations
*  Exhibit E --   Rent Rolls
*  Exhibit F--    Intentionally Omitted
*  Exhibit G --   Title Exceptions
*  Exhibit G-1 -- Excluded Exceptions
*  Exhibit G-2 -- Title Documents to be Obtained
*  Exhibit H-1 -- Allocated  Price (Sale Properties)
*  Exhibit H-2 -- Allocated Price (Exchange Properties)
*  Exhibit I --   Transfer Documents
*  Exhibit J      Press Release
*  Exhibit K --   Title Affidavit
*  Exhibit L --   Excluded Claims
*  Exhibit M --   [Intentionally Omitted]
*  Exhibit N --   Investigation Matters
*  Exhibit N-1 -- Credit Calculation Example
*  Exhibit O --   Indemnity Agreements
*  Exhibit P --   Year 2000 Action
*  Exhibit Q --   Insured Properties
*  Exhibit R --   Southwest Pavillion Property
*  Exhibit S --   Vacant Space
*  Exhibit T-1 -- Audit Documents
*  Exhibit T-2--  Audit Certificate
*  Exhibit U-1--  Assigned Insurance Property
*  Exhibit U-2--  Assigned Insurance
*  Exhibit U-3--  No Further Action Properties
*  Exhibit U-4--  Access and Remediation Agreement
*  Exhibit V--    Agreements
*  Exhibit W--    Litigation

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                       AGREEMENT FOR PURCHASE AND EXCHANGE


         THIS AGREEMENT FOR PURCHASE AND EXCHANGE is made and entered into as of March 9, 1999, by and among AMB PROPERTY, L.P., a Delaware limited partnership ("AMBLP"), AMB PROPERTY II, L.P., a Delaware limited partnership ("AMB II" and AMBLP are, collectively, as to the properties described on Exhibit A-2, the "Exchangors," and as to the properties described on Exhibit A-1, the "Sellers" and, together, the "Transferors"), and BPP RETAIL, LLC, a Delaware limited liability company ("Buyer"). Transferors and their respective interests in the Properties (as defined below) are identified more precisely on Exhibit A to this Agreement.

                                    RECITALS

         A. The Sellers hold ownership of a portfolio of properties listed on Exhibit A-1 to this Agreement and defined below with greater specificity as the " Sale Properties."

         B. The Exchangors hold ownership of a portfolio of properties listed on Exhibit A-2 to this Agreement and defined below with greater specificity as the "Exchange Properties."

         C. Buyer desires to acquire and each of Exchangors desires to transfer, subject to the terms and conditions contained in this Agreement, the entirety of its right, title and interest in the Exchange Properties.

         D. Buyer desires to acquire and each of Sellers desires to sell, subject to the terms and conditions contained in this Agreement, the entirety of its right, title and interest in the Sale Properties.

                                    AGREEMENT

         NOW, THEREFORE, Buyer and Transferors do hereby agree as follows:


                                    ARTICLE 1
                                BASIC DEFINITIONS

         "Additional Exceptions" shall have the meaning set forth in Section 2.6(a).

         "Additional Title Exception Notice" shall have the meaning set forth in
Section 2.6(b).

         "Allocated Price" shall refer, as to each Sale Property, to the portion of the Sale Purchase Price allocated to such Sale Property as set forth on Exhibit H-1 to this Agreement, and as to each Exchange Property, to the portion of the Exchange Price allocated to such Exchange Property as set forth on Exhibit H-2 to this Agreement.

         "Closing Date" shall mean July 31, 1999 (as such date may be deferred with respect to a particular Property pursuant to the terms of this Agreement); provided, that Transferors shall have the right to (A) extend the Closing Date for up to fifty (50) days and/or (B) accelerate the Closing Date by up to thirty
(30) ) days, upon not less than ten (10) business days notice prior to the original Closing Date (if Transferors are extending the Closing Date) and upon not less than thirty (30) days notice prior to an accelerated Closing Date (if Transferors are accelerating the Closing Date).

         "Confirmation Letter" shall mean the letter in the form attached as Exhibit B to this Agreement to be delivered by Buyer to Transferors on or prior to the close of the prescribed Confirmation Period pursuant to Section 3.2 below.

         "Confirmation Period" shall mean the period commencing on the date of this Agreement, and ending at 5:00 p.m., California time on April 8, 1999, provided that the Confirmation Period may end earlier at Buyer's election upon delivery by Buyer to Transferors of the Confirmation Letter (representing the conclusive waiver by Buyer of any further Confirmation Period).

         "Contract Period" shall mean the period from the date of this Agreement through and including the Closing Date (as the same may be extended pursuant to this Agreement).

         "Contracts" shall mean all maintenance, service and other operating contracts, equipment leases and other arrangements or agreements to which any Transferors is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Properties.

         "Deferred Property" shall have the meaning set forth in Section 2.5(d) below.

         "Deleted Property" shall have the meaning set forth in Section 2.5(d) below.

         "Disclosure Materials" shall mean those materials described in Section A of the Disclosure Materials List & Statement to which Buyer has been afforded access and review rights prior to the date of this Agreement.

         "Disclosure Materials List & Statement" shall mean the statement set forth as Exhibit C to this Agreement.

         "Exchange Price" shall have the meaning set forth in Section 2.2(b) below.

         "Exchange Property" shall mean, with respect to each of the Properties described on Exhibit A-2, the Real Property, the Personal Property and the Intangible Property. Collectively, such Properties shall be referred to as the "Exchange Properties."

         "Financial Statements" shall mean the historical income and expense statements for the Properties for calendar years 1997 and 1998 (or such shorter period as Transferors may have owned an applicable Property), which have been provided to Buyer.

         "Hazardous Materials" shall mean any substances, materials, wastes, pollutants or contaminants defined or listed in or subject to reporting, investigation, permitting, remediation, licensing or other regulatory requirements under any environmental laws or regulations, including, without limitation, any inflammable explosives, radioactive materials, asbestos, polychlorinated biphenyls, trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, petroleum products and by-products and other substances with toxic or hazardous characteristics.


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         "Improvements" shall mean, as to each of the properties listed on
Exhibit A, the right, title and interest of the Transferors in ownership of such property in any and all structures, buildings, facilities, parking areas or other improvements situated on such property's Land and all related fixtures, improvements, building systems and equipment (including, without limitation, HVAC, security and life safety systems).

         "Intangible Property" shall mean, as to each Real Property, the right, title and interest of the Transferors in ownership of such Real Property in: (a) any and all permits, entitlements, filings, building plans, specifications and working drawings, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, engineering, soils, pest control, survey, environmental, appraisal, market and other reports relating to such Real Property and associated Personal Property; (b) all trade names, service marks, tenant lists, advertising materials and telephone exchange numbers identified with such Real Property; (c) the Contracts and the Leases; (d) except as set forth on Exhibit L attached hereto (the "Excluded Claims"), claims, awards, actions, remedial rights and judgments, and escrow accounts relating to environmental remediation, to the extent relating to such Real Property and associated Personal Property; (e) all books, records, files and correspondence relating to such Real Property and associated Personal Property; (f) to the extent assignable, the agreements listed on Exhibit V attached hereto, including all purchase options, rights of first refusal or first opportunity to purchase and similar rights contained therein; and (g) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to such Real Property and associated Personal Property, including, without limitation, under any REAs, provided that the Intangible Property shall not include any Transferor's name or any right to the reference "AMB".

         "Investigation Matters" shall have the meaning set forth in Section 2.4(a) below.

         "Land" shall mean, as to each of the properties listed on Exhibit A, the land component of the property as described with precision in the Title Policies.

         "Leases" shall mean, as to each Real Property, all leases, concession agreements, rental agreements or other agreements (including all amendments or modifications thereto) which entitle any person to the occupancy or use of any portion of the Real Property.

         "Material Adverse Matters Amount" shall refer, as to any Property, to the amount, if any, as to which Buyer claims a credit against the Price with respect to an Investigation Matter pursuant to Section 2.5 and Exhibit N attached hereto.

         "Permitted Exceptions" shall mean the various matters affecting title to the Properties that are approved or deemed approved by Buyer pursuant to
Section 2.6 below.

         "Personal Property" shall mean, as to each Real Property, all furniture, furnishings, trade fixtures and other tangible personal property directly or indirectly owned by the Transferors in ownership of such Real Property that is located at and used exclusively in connection with the operation of any Real Property.

         "Price" shall mean the Sale Purchase Price and the Exchange Price, collectively.


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          "Property" shall mean, with respect to each of the properties described on Exhibit A, the Real Property, the Personal Property and the Intangible Property. Collectively, such properties shall be referred to as the "Properties."

          "Real Property" shall mean, as to each property listed on Exhibit A, the Land, the Improvements and all of Transferor's right, title and interest in and to the rights, privileges, easements, and appurtenances to the Land or the Improvements, including, without limitation, any air, development, water, hydrocarbon or mineral rights held by any Transferors, all licenses, easements, rights-of-way, claims, rights or benefits, covenants, conditions and servitude and other appurtenances used or connected with the beneficial use or enjoyment of the Land or the Improvements and all rights or interests relating to any roads, alleys or parking areas adjacent to or servicing the Land or the Improvements.

         "REAs" shall have the meaning set forth in Section 4.1(b)(viii) below.

         "Rent Rolls" shall refer to the information schedules attached as Exhibit E to this Agreement pertaining to the Leases.

         "Sale Property" shall mean, with respect to each of the Properties described on Exhibit A-1, the Real Property, the Personal Property and the Intangible Property. Collectively, such Properties shall be referred to as the "Sale Properties."

         "Sale Purchase Price" shall have the meaning set forth in Section 2.2(a) below.

         "Surveys" shall refer to Transferors' existing surveys with respect to the Properties which have been delivered by Transferors to Buyer.

         "Title Company" shall mean Chicago Title Company; Attn: Pat Davisson (Telephone: (415) 788-0871).

         "Title Policies" shall refer to Transferors' existing title insurance policies with respect to the Properties, complete copies of which have been made available by Transferors to Buyer.

         "1031 Exchange" shall have the meaning set forth in Section 6.6 below.



                                    ARTICLE 2
                              PURCHASE AND EXCHANGE

         SECTION 2.1 Purchase and Transfer. Exchangors agree to transfer the Exchange Properties to Buyer by means of one or more 1031 Exchanges, and Buyer agrees to acquire the Exchange Properties upon all of the terms, covenants and conditions set forth in this Agreement. In furtherance of exchange, Buyer agrees to cooperate in such 1031 Exchanges pursuant to and as provided in Section 6.6 below. Sellers agree to sell the Sale Properties to Buyer and Buyer agrees to purchase or cause to be purchased the Sale Properties upon all of the terms, covenants and conditions set forth in this Agreement.

         SECTION 2.2     Price.


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                  (a)    The aggregate purchase price for the Sale Properties
(the "Sale Purchase Price") shall be the sum of One Hundred Thirty Eight Million Five Hundred Fifty Three Thousand Dollars (U.S. $138,553,000 subject to adjustment in accordance with Sections 2.3 [Adjustments], 6.3 [Prorations] and
6.9 [Completion Events] below. The entire amount of the Sale Purchase Price so adjusted shall be payable by Buyer to Sellers in cash on the Closing Date through the escrow described in Section 6.1 below.

                  (b) The aggregate price for the Exchange Properties (the "Exchange Price") shall be the sum of One Hundred Seven Million Two Hundred Thirteen Thousand Dollars (U.S. $107,213,000), subject to adjustment in accordance with Sections 2.3 [Adjustments], 6.3 [Prorations] and 6.9 [Completion Events] below. The entire amount of the Exchange Price so adjusted shall be payable by Buyer to one or more exchange facilitators selected by Exchangors in their sole discretion, in furtherance of one or more 1031 Exchanges, through payment in cash of the entire balance of the Exchange Price on the Closing Date through one or more escrows described in Section 6.1 below.

         SECTION 2.3 Adjustments. In addition to the prorations and credits contemplated by Section 6.3 below, (a) the Price shall be decreased by the aggregate amount of the Allocated Prices of any Deleted Properties, (b) the portion of the Price payable on the Closing Date shall be reduced by the Allocated Price of any Deferred Properties, and (c) the Price shall be decreased by the aggregate amount of any adjustments effected pursuant to Sections 2.5 and
2.6 below.

         SECTION 2.4     Buyer's Review and Transferors' Disclaimer.

                  (a) Buyer acknowledges that Transferors have afforded Buyer and its agents and representatives an opportunity to review all of the Disclosure Materials prior to the date of this Agreement and, subject to the express terms of this Agreement, that Buyer has completed such review to its satisfaction. Buyer has assumed fully the risk that Buyer has failed completely and adequately to review and consider any or all of such materials. But for Buyers' expression of satisfaction with the content of the Disclosure Materials, Buyer would not have entered into this Agreement; but for Buyer's expression of such satisfaction and assumption of any risk as to the character of its review and consideration of the Disclosure Materials, Transferors would not have entered into this Agreement. Nevertheless, during the Confirmation Period, Buyer shall be permitted to make a further review of information relating solely to the matters described on Exhibit N attached hereto (the "Investigation Matters") to determine whether any Material Adverse Matters Amounts exist with respect to the Properties and the extent of any such Material Adverse Matters Amount. Following the Confirmation Period, Buyer shall have no further right of inspection and review with respect to the Properties except solely for the purpose of assisting Buyer in its management transition as provided in Sections 4.2(m) and (o) and Section 6.10. The rights and obligations of the parties arising out of Buyer's determination and assertion prior to the close of the Confirmation Period that such Material Adverse Matters Amounts do exist shall be limited and solely governed by the provisions of Section 2.5 below and Exhibit N attached hereto.

                  (b) Buyer's exercise of the rights of review and confirmation set forth in subsection (a) shall be subject to the following limitations: (i) any entry onto any Property by Buyer, its agents or representatives, shall be during normal business hours, following not less


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than 24 hours' prior notice to Transferors and, at Transferors' discretion, accompanied by a representative of Transferors; (ii) Buyer shall not conduct any drilling, test borings or other disturbance of any Property for review of soils, compaction, environmental, structural or other conditions without Transferors' prior written consent (which may be withheld in Transferor's sole and absolute discretion); (iii) any discussions or interviews with any third party, any partner of any Transferors, any tenants of a Property or their respective personnel, at Transferors' election, shall be conducted in the presence of Transferors or their representatives; (iv) any discussions or interviews with employees at any Property shall be limited to designated senior employees and, at Transferors' election, shall be conducted in the presence of Transferors or their representatives; (v) Buyer shall exercise reasonable diligence not to disturb the use or occupancy or the conduct of business at any Property; (vi) prior to any entry upon the Property by Buyer or any of its agents, representatives or consultants for the purpose of conducting any inspections, investigations or tests, Buyer shall deliver to Transferors a certificate of insurance evidencing that Buyer carries a liability insurance policy in an amount not less than $5,000,000, which liability insurance policy names each Transferors as an additional insured; and (vii) Buyer shall indemnify, defend and hold Transferors harmless from all loss, cost, and expense relating to personal injury or property damage resulting from any entry or inspections performed by Buyer, its agents or representatives. Subject to the provisions of this Agreement, Transferors shall at all times use all reasonable efforts (but at no material cost to Transferors) to provide Buyer with access or information that Buyer may reasonably request concerning the Properties, but Transferors shall bear no liability if Transferors are not able to afford Buyer such access or information despite such reasonable efforts.

                  (c) Buyer acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Properties,
(ii) that, other than those specifically set forth in Article IV below or in any document to be delivered pursuant to Section 6.1 below, Transferors are not making and have not at any time made any warranty or representation of any kind, expressed or implied, with respect to the Properties, including, without limitation, warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than Transferors' limited warranty of title set forth in the Deeds), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, projections, compliance with law or the truth, accuracy or completeness of the Disclosure Materials, (iii) that other than those specifically set forth in Article IV below or in any document to be delivered pursuant to Section 6.1 below, Buyer is not relying upon and is not entitled to rely upon any representations and warranties made by Transferors or anyone acting or claiming to act on any of Transferors' behalf, (iv) that the Disclosure Materials include soils, environmental and physical reports prepared for Transferors by third parties as to which Buyer has no right of reliance, Buyer has conducted an independent evaluation and Transferors have made no representation whatsoever as to accuracy, completeness or adequacy (provided, however, that nothing herein shall be deemed to limit Buyer's right to seek to obtain from the third parties which prepared such reports the right to rely on such reports at no cost to Transferors), and (v) that the Disclosure Materials include economic projections which reflect assumptions as to future market status and future Property income and expense with respect to the Properties which are inherently uncertain and as to which Transferors have not made any guaranty or representation whatsoever. Buyer further acknowledges that it has not received from Transferors any accounting, tax, legal, architectural, engineering, property management or other


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advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Except as provided in the representations and warranties of Transferors set forth in Article IV below and except as otherwise expressly set forth in this Agreement or in any document to be delivered pursuant to Section
6.1 below, based upon the order of Buyer's familiarity with and due diligence relating to the Properties and pertinent knowledge as to the markets in which the Properties are situated and in direct consideration of Transferors' decision to sell or exchange the Properties to Buyer for the Price and not to pursue available disposition alternatives, Buyer shall purchase the Properties in an "as is, where is and with all faults" condition on the Closing Date and assumes fully the risk that adverse latent or patent physical, environmental, economic or legal conditions may not have been revealed by its investigations.
Transferors and Buyer acknowledge that the compensation to be paid to Transferors for the Properties has taken into account that the Property is being sold or exchanged subject to the provisions of this Section 2.4. Transferors and Buyer agree that the provisions of this Section 2.4 shall survive closing.

                  (d) Consistent with the foregoing and subject solely to the express covenants and indemnities set forth in this Agreement and the representations set forth in Section 4.1 or in any document to be delivered pursuant to Section 6.1 below (as such covenants, indemnities and representations are limited pursuant to Section 4.4 hereof), effective as of the Closing Date, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Transferors, their respective members, beneficial owners, agents, affiliates, successors and assigns (collectively, the "Releasees") from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Properties, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. Without limiting the foregoing, Buyer, upon closing, shall be deemed to have waived, relinquished and released Transferors and all other Releasees from and against any and all matters arising out of latent or patent defects or physical conditions, violations of applicable laws and any and all other acts, omissions, events, circumstances or matters affecting the Properties, except for breach of the express covenants and indemnities set forth in this Agreement and the representations and warranties set forth in Section
4.1 or in any document to be delivered pursuant to Section 6.1 (as such covenants, indemnities and representations are limited pursuant to Section 4.4 hereof). For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction. Section 1542 provides:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.


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Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

                                 ________________

                                      Buyer

                  (e) Subject to the express covenants and indemnities set forth in this Agreement and the representations of Transferors set forth in
Section 4.1 or in any document to be delivered pursuant to Section 6.1 (as such covenants, indemnities and representations are limited pursuant to Section 4.4 hereof), Buyer shall indemnify, defend and hold Transferors harmless from and against any and all losses, damages, causes of action, costs and expenses (including without limitation, reasonable attorneys' fees and costs), claims and liabilities in connection with or relating directly or indirectly to the Properties to the extent arising out of or resulting from acts or omissions occurring from and after the Closing Date. Transferors shall indemnify, defend and hold Buyer harmless from and against any and all losses, damages, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and costs), claims and liabilities in connection with claims brought by third parties unaffiliated to Buyer (i) for physical injury to persons or physical damage to property to the extent such injury or damage occurred on the Properties and arose out of or resulted from acts or omissions of Transferors that took place prior to the Closing Date, (ii) with respect to acts or omissions of Transferors that took place prior to the Closing Date and that are actually insured under an insurance policy carried by Transferors (and then only to the extent of the proceeds actually paid under such policy, Transferors agreeing to use commercially reasonable efforts to realize such insurance proceeds) and (iii) with respect to each of the matters which are listed on Exhibit W attached hereto as such list may be amended from time to time during the Contract Period by Transferors (and provided to Buyer) to reflect new litigation filed against Transferors during the Contract Period (the foregoing items (i), (ii) and (iii) being collectively referred to as "Claims"); provided that Transferors' indemnity contained in this Section 2.4(e) shall not apply to any Claims relating to or arising out of or in connection with the environmental condition of the Properties whether or not such Claim may be covered by Transferors' environmental insurance policies.

         SECTION 2.5     Material Adverse Matters Amounts.

                  (a) On or prior to the close of the Confirmation Period, Buyer shall deliver to Transferors the Confirmation Letter in the form attached as Exhibit B to this Agreement confirming Buyer's satisfaction as to the absence of any Material Adverse Matters Amounts other than as specified in the Confirmation Letter and waiving any further right or need to conduct further review or investigation for such purposes. Buyer's failure to deliver to Transferors on or prior to the close of the Confirmation Period an executed Confirmation Letter in the form attached as Exhibit B, without modification or qualification in any manner whatsoever (whether material or immaterial) -- excepting an enumeration and explanation of identified Material Adverse Matters Amounts, shall be deemed conclusively as Buyer's confirmation of the absence of any Material Adverse Matters Amounts.


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

                  (b) If the Confirmation Letter identifies any Material Adverse Matters Amounts, the Confirmation Letter shall set forth: (i) the identity of any Properties as to which Buyer has identified any Material Adverse Matters Amounts, (ii) the nature of the Investigation Matter for each affected Property which resulted in such Material Adverse Matters Amounts and (iii) reasonably detailed evidence of the existence of such Material Adverse Matters Amount and Buyer's rationale for and calculation of the Material Adverse Matters Amounts set forth.

                  (c) If the Confirmation Letter does so identify Material Adverse Matters Amounts, then, for a period ending five (5) business days following the close of the Confirmation Period, Buyer and Transferors shall negotiate in good faith (but otherwise as a matter within each party's sole discretion) to determine whether the parties can reach a mutually acceptable reduction in the Price. The parties further acknowledge that neither participation in nor any statements made in the course of such discussions shall represent or be interpreted as an admission or agreement as to the existence, character or measure of any Material Adverse Matters Amount.

                  (d) In any event, if the parties are not able to reach and execute a written agreement evidencing a mutually satisfactory Price adjustment within such five (5) business day negotiation period, Transferors shall provide Buyer with written notice (the "Election Notice") within an additional period of three (3) business days informing Buyer that Transferors, in Transferors' sole discretion: (i) dispute the existence or measure of Material Adverse Matters Amounts as to Properties identified in the Election Notice, (ii) accept Buyer's calculation of the Material Adverse Matters Amounts, in which case the Price shall be reduced by the Material Adverse Matters Amount set forth in Buyer's calculation, or (iii) withdraw Properties identified in the Election Notice from the sale or exchange to Buyer; provided, however, that Transferors shall not be permitted to withdraw any Property unless the Material Adverse Matters Amount claimed by Buyer exceeds $200,000 with respect to such Property and exceeds $750,000 with respect to all of the Properties (in which event Transferors, in Transferors' discretion, may withdraw such Properties as to which Material Adverse Matters Amounts are claimed until the claimed Material Adverse Matters Amounts for the remaining Properties is less than or equal to $750,000). Any Property identified as the subject of dispute under clause (i) above shall be referred to as a "Deferred Property." Any Property withdrawn under clause (iii) above shall be referred to as a "Deleted Property."

                  (e) If Transferors have elected to dispute the calculation of any Material Adverse Matters Amounts under subsection (d)(i) above, such dispute shall be submitted promptly to arbitration pursuant to Section 7.5 below. Buyer and Transferors, respectively, shall remain fully obligated to purchase and sell or exchange, as applicable, both the Deferred Properties and all other Properties (excepting any Deleted Properties) on the terms and conditions set forth in this Agreement, provided that (i) the Price payable on the Closing Date applicable to all other Properties shall be reduced by the Allocated Price of the Deferred Properties, (ii) the Closing Date with respect to the Deferred Properties shall be deferred to that date ten (10) business days following the issuance of a final decision in arbitration, (iii) an amount equal to five percent (5%) of the Allocated Price for each Deferred Property shall be retained by Title Company as a continuing Deposit subject to disposition in accordance with Section 5.1 below as to such Deferred Property and (iv) the Allocated Price with respect to each Deferred Property shall be subject to any reduction determined in arbitration.


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                  (f)    Subject to the provisions of Section 2.8, if a Property
is designated as a Deleted Property, Buyer and Transferors, respectively, shall have no further obligation to purchase or sell or exchange, as applicable, the Deleted Properties, shall remain obligated to purchase or sell or exchange, as applicable, all other Properties and the Price payable on the Closing Date applicable to all other Properties shall be reduced by the Allocated Prices of the Deleted Properties.

         SECTION 2.6     Title Exceptions.

                  (a) Buyer acknowledges that prior to the date hereof, Transferors have provided to Buyer access to copies of the Title Policies, as well as copies of the exception documents referred to in the Title Policies and copies of the Surveys of the Properties, to the extent such exceptions are in Transferors' immediate possession. Buyer also acknowledges that Transferors have requested Title Company to deliver to Buyer updated title reports to the Title Policies, as well as copies of any exception documents relating to exceptions that are reflected in such updates that have not otherwise been provided to Buyer prior to the date hereof; provided that Transferors shall have no liability hereunder if Buyer is unable to obtain copies of any such documents and Buyer shall have no rights hereunder with respect thereto. Buyer may continue to secure during the Confirmation Period any additional title or survey updates desired by Buyer (and will use reasonable efforts to provide the copies of such updates to Transferors promptly after receipt of same by Buyer). As used herein, the term "Additional Exceptions" shall mean (i) any title exceptions or survey exceptions or qualifications identified by Title Company that are not within the definition of Permitted Exceptions, (ii) the items listed on Exhibit G-2 to the extent they materially and adversely affect the use, occupancy or value of a Property, provided that such items shall not be deemed to materially and adversely affect the use, occupancy and value of a Property to the extent Buyer has approved (or is deemed to have approved) exceptions on such Property or other Properties which are substantially similar in all material respects,
(iii) matters shown on surveys described in the Exhibit G Title Policies (as defined in Exhibit G) or, if such surveys cannot be located or otherwise obtained, on new surveys obtained by Buyer, for the Properties identified on Exhibit G-2 which were not shown on the surveys for such Properties delivered or made available to Buyer, if applicable, and which materially and adversely affect the use, occupancy or value of a Property, provided that such items shall not be deemed to materially and adversely affect the use, occupancy and value of a Property to the extent Buyer has approved (or is deemed to have approved) such matters on such Property or other Properties which are substantially similar in all material respects, and (iv) with respect to any Property as to which the Title Company will not agree at least ten (10) business days prior to the end of the Confirmation Period to issue a survey endorsement referring to the same survey as is referenced in Transferors' most recent Exhibit G Title Policy (for such Property), any variance established by Buyer from the legal descriptions insured in Transferors' most recent Exhibit G Title Policies to the surveys described in such Title Policies (other than variances relating to the Civic Excluded Lot or Southwest Pavillion Pad (as such terms are defined in Exhibit A ) as previously disclosed to Buyer or otherwise actually known to Buyer as of the date hereof). Buyer, in any event, shall endeavor in good faith (but at no out-of-pocket cost to Buyer) to cause the Title Company to delete or insure over any Additional Exceptions to Buyer's reasonable satisfaction prior to Buyer's expression of such matters in an Additional Title Exception Notice (as described below). Buyer shall have the right to request that the Title Company provide at Buyer's sole cost and expense any reinsurance or endorsements Buyer shall reasonably request with respect to Permitted Exceptions, Additional Exceptions or otherwise, provided that the issuance of such reinsurance or endorsements shall not be a condition to or delay the closing except as otherwise provided in this Agreement.

                  (b) Buyer shall have the right to deliver a notice to Transferors identifying any Additional Exceptions (the "Additional Title Exception Notice") by the earlier of (i) five (5) business days after Scott Verges becomes aware of the matter constituting an Additional Exception or (ii) the close of the Confirmation Period. Buyer's failure to deliver any such notice in timely fashion shall be deemed an approval of any such Additional Exceptions. Buyer shall have no right to deliver an Additional Title Exception Notice following the close of the Confirmation Period. If Buyer delivers an Additional Title Exception Notice within such period, Buyer and Transferors shall promptly attempt to agree upon the method or cost to cure or remove such Additional Exception or, if not susceptible to cure or removal, an appropriate reduction in the Allocated Price for the affected Property. If Transferors and Buyer are unable to agree upon a resolution within five (5) business days following Transferors' receipt of an Additional Title Exception Notice, Transferors shall elect, at its option and by written notice given not later than the date of Transferors' delivery of an Election Notice under Section 2.5(d) above, (i) to terminate this Agreement with respect to the affected Property, in which event such Property shall be treated as a Deleted Property or (ii) to submit the existence of the Additional Exception, the character of a satisfactory cure or the measure of appropriate price reduction to arbitration in accordance with the terms of Section 7.5, in which case the Property shall be treated as a Deferred Property. Notwithstanding the foregoing, Buyer shall not have the right to object to any Additional Exception if Title Company is willing to affirmatively insure or endorse over such Additional Exception at Transferors' expense, and the Title Company is acting in a commercially reasonable manner in providing such affirmative insurance or endorsement and Buyer reasonably approves the form and substance of such affirmative insurance or endorsement.

                  (c) "Permitted Exceptions" shall include and refer to the title exceptions set forth in Exhibit G attached hereto. Notwithstanding the foregoing, Transferors shall remove or cause the Title Company to remove or, except with respect to Deed of Trust Liens (as herein defined), endorse over by endorsement reasonably satisfactory to Buyer, at Transferors' sole cost and expense, on or prior to the Closing Date and there shall not be treated as Permitted Exceptions: (i) any liens of any mortgages or deeds of trust securing indebtedness of Transferors or its affiliates (collectively, "Deed of Trust Liens") and any other liens for monetary obligations (including mechanic's liens, but excluding (A) mechanic's liens filed by contractors or any other parties which are working for tenants under Leases or for Transferors where the obligation to pay such contractors or other parties is directly or indirectly an obligation of such tenants (but only to the extent (x) such obligation is not subject to reimbursement or payment by Transferors or its affiliates and (y) such tenant has neither filed for protection under applicable bankruptcy laws nor abandoned its premises) or which arise in connection with work as to which Buyer is to receive a credit at the closing (but only to the extent of such credit) or has agreed to assume the obligation which is the subject of such lien, and (B) any other liens which, in the aggregate, exceed Thirty-Five Thousand Dollars ($35,000) for a particular Property, which arise following the date of Buyer's execution and delivery of this Agreement and which were not created by or acquiesced in by Transferors, any affiliate of Transferors, or any partner, member, officer, director, employee, agent or representative of either such party) that are not assumed by Buyer

(for such purposes, all assessments collected with ad valorem real estate taxes and which are paid in installments and are not delinquent as of the Closing Date shall be assumed by Buyer (subject to the provisions of Section 6.3) and represent Permitted Exceptions); provided, however, that with respect to any liens identified in clause (B) above, (1) Transferors shall have the right, in Transferors' sole discretion, to (x) remove or cause the Title Company to remove or endorse over by endorsement reasonably satisfactory to Buyer, such lien at Transferors' sole cost and expense on or prior to the Closing Date, or (y) terminate this Agreement with respect to the affected property in which event such Property shall be treated as a Deleted Property, and (2) such liens shall not be Permitted Exceptions unless consented to by Buyer; and (ii) any title matters created in violation of Transferors' covenant set forth in Section 4.2(e) below.

                  (d) Transferors shall have no obligation to execute any affidavits or indemnifications in connection with the issuance of Buyer's title insurance excepting only the affidavit attached hereto as Exhibit K and such other customary affidavits as to authority, the rights of tenants in occupancy, the status of mechanics' liens and other affidavits or indemnifications reasonably necessary to address matters of title which Transferors are obligated to remove or cure pursuant to this Section 2.6.

         SECTION 2.7     [Intentionally Omitted]

         SECTION 2.8 Reinstatement Right. Notwithstanding anything to the contrary contained in this Agreement, if Transferors elect to treat a Property as a Deleted Property under Sections 2.5, 2.6 or 4.4 of this Agreement, Buyer shall have the right, by providing Transferors with written notice given within three (3) business days after receipt of Transferors' notice designating a Property as a Deleted Property, to cause such Property to no longer be treated as a Deleted Property and to purchase such Property in accordance with this Agreement, in which event the specific condition giving rise to Transferors' treatment of such Property as a Deleted Property shall be deemed waived by Buyer and Buyer shall not receive any adjustment to the Allocated Price for such Property or have any right to deliver a Claim Notice as a result of such condition.


                                    ARTICLE 3
                              CONDITIONS PRECEDENT

         SECTION 3.1     Conditions.

                  (a) Notwithstanding anything in this Agreement to the contrary, Buyer's obligation to purchase a particular Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent with respect to such Property:

                         (i)       The willingness, upon the sole condition of
the payment of any regularly scheduled premium, of the Title Company (or another title insurance company reasonably satisfactory to Buyer) to issue Owner's Policies of Title Insurance in the form of the Title Policy issued to the applicable Transferor with respect to each Property in connection with the initial public offering of the stock of the Company (as herein defined) ("IPO") or, if no Title Policy was issued for a Property in connection with the IPO, then the Title Policy issued upon the acquisition of the Property by the applicable Transferor (or the party that contributed such

Property to the Transferor at the IPO (a "Contributor") (or such other form(s) as may be reasonably satisfactory to Buyer)), and with all of the endorsements issued in any Title Policy issued by the Title Company for a particular Property insuring Buyer (or Buyer's permitted assignee or nominee) that title to the applicable Real Property is vested of record in Buyer (or Buyer's permitted assignee or nominee) on the Closing Date subject only to the printed conditions and exceptions of such policies (but deleting (by endorsement or otherwise), where permitted under applicable laws or regulations and at Buyer's expense, any co-insurance, creditors rights and so-called "standard" exceptions) and the Permitted Exceptions applicable to such Real Property. Transferors will cooperate and use reasonable efforts (but at no out-of-pocket cost to Transferors) to assist Buyer in obtaining all endorsements contained in the Title Policies (whether issued in connection with the IPO or an acquisition). Without limiting the foregoing, if the Title Company (and, to the extent applicable, a different title insurance company if one other than the Title Company previously issued any such endorsement) refuses to issue such endorsement to Buyer at closing with respect to a matter insured against under the Title Policies, upon request of Buyer, Transferors will assert a claim against such insurer at Buyer's expense and direction with the goal of enabling Buyer to obtain such endorsement from such title company. Nothing contained in the second, third, or fourth sentence of this Section 3.1(a)(i) shall be construed as expanding the provisions of the first sentence of this Section 3.1(a)(i) or Section 2.6 or be considered a condition to Buyer's obligation to purchase any of the Properties and Transferors shall have no liability whatsoever if they are unable to cause a title company to issue any such endorsement;

                         (ii)      With respect to a particular Property, such
Property has not been designated a Deleted Property pursuant to this Agreement; and

                         (iii) Transferors' performance or tender of performance
of all material obligations under this Agreement with respect to the applicable Property, including Transferors' covenants under Section 4.2 with respect to such Property.

                  (b) Notwithstanding anything in this Agreement to the contrary, Transferors' obligation to sell or exchange a particular Property or all of the Properties, as the case may be, shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

                         (i)       With respect to a particular Property, such
Property has not been designated a Deleted Property pursuant to this Agreement; and

                         (ii)      Buyer's performance or tender of performance
of all material obligations under this Agreement.

         SECTION 3.2     Failure or Waiver of Conditions Precedent.

                  (a) If any of the conditions set forth in Section 3.1(a)(i) or (iii) is not fulfilled or waived by Buyer with respect to a particular Property, Buyer may, by written notice to Transferors, terminate this Agreement with respect to the applicable Property and such Property shall be treated as a Deleted Property. If the condition set forth in Section 3.1(b)(ii) is not fulfilled or waived, Transferors may, by written notice to Buyer, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Section 3.1(a) and 3.1(b) above. In any event, Buyer's consent to the close of escrow with respect to a Property pursuant to this Agreement shall waive any remaining unfulfilled conditions for the benefit of Buyer with respect to such Property.

                  (b) Notwithstanding the foregoing, if Buyer desires to terminate this Agreement with respect to a Property based upon a failure of the condition set forth in Section 3.1(a)(i) or (iii) above, Transferors shall have a period of 30 days within which to cure such failure or, if such failure cannot reasonably be cured within 30 days, an additional reasonable time period of up to an additional 60 days (for a total of 90 days), so long as such cure has been commenced within such 30 days and is at all times diligently pursued. If Transferors have not cured such failure within such cure period then Buyer may elect to terminate this Agreement with respect to the affected Property, in which event such Property shall be treated as a Deleted Property.


                                    ARTICLE 4
                    COVENANTS, WARRANTIES AND REPRESENTATIVES

         SECTION 4.1 Transferors' Warranties and Representations. Each of Transferors expresses to Buyer the representations and warranties set forth below as of the date of this Agreement, provided that each of such representations and warranties shall be deemed expressly qualified by any information set forth on the Disclosure Materials List & Statement or contained in the Disclosure Materials, and any information set forth on the Disclosure Materials List & Statement or contained in the Disclosure Materials shall be deemed an exception to each and all of Transferors' representations and warranties set forth herein.

                  (a) Each of Transferors represents and warrants with respect to itself as follows:

                         (i)       The Transferor (and Transferor's general
partners, if Transferor is a limited partnership, and each of its constituent members, if Transferor is a limited liability company) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the Transferor is qualified to do business in each state in which Real Property owned by such Transferor is located to the extent the failure to so qualify would have a material and adverse effect on Transferor's performance of its obligations under this Agreement. The Transferor has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of the Transferor necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of the Transferor have been taken;

                         (ii)      Except with respect to the third party
consents expressly described in or contemplated under this Agreement or expressly required under any agreements included in Intangible Property, the Transferor's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the Transferor's obligations under the instruments required to be delivered by the Transferor at the closing, do not and will not require the consent, approval or other authorization of, or registration, declaration or filing with, (collectively, "Consents") any governmental authority (excepting the recordation of closing documents contemplated in this Agreement and any filings required under applicable state or federal securities or tax laws) or any other person or entity, except such Consents as will be obtained on or before closing or as to which the failure to obtain would not have a material and adverse effect on Transferor's performance of its obligations under this Agreement, and do not and will not result in any material violation of, or material default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which the Transferor is a party or by which the Transferor is bound. Subject to the foregoing, all partnership, limited liability company, board of directors and shareholder approvals required for Transferor to enter into this Agreement and to consummate the transactions described in this Agreement have been obtained;

                         (iii)     There is no litigation, investigation or
proceeding pending or, to the best of the Transferor's knowledge, contemplated or threatened against the Transferor which would impair or adversely affect the Transferor's ability to perform its obligations under this Agreement or any other instrument or document related hereto; and

                         (iv)      The Transferor is not a "foreign person" as
defined in Internal Revenue Code 1445(f)(3).

                  (b) Each of Transferors represents and warrants as follows with respect to each Property owned by such Transferor:

                         (i)       As of the date of this Agreement, Transferor
has no knowledge that, and has received no written notice from any governmental authorities that eminent domain proceedings for the condemnation of any Property or any part of a Property are pending;

                         (ii)     As of the date of this Agreement, Transferor
has no knowledge that, and has received no written notice of any threatened or pending litigation against Transferor other than routine matters covered by Transferor's insurance or other matters which would not materially and adversely affect any Property;

                         (iii)     As of the date of this Agreement, Transferor
has received no written notice from any governmental authority that the improvements constituting any Property are presently in material violation of any applicable building codes where such violation has not been cured in all material respects;

                         (iv)      As of the date of this Agreement, Transferor
has received no written notice from any governmental authority that any Property is presently in material violation of any applicable zoning, land use or other law, order, ordinance, rule or regulation affecting the Property which violation has not been cured, that any investigation has been commenced or is contemplated with respect to any such possible failure of compliance and Transferor has not received written notice from any insurance company or Board of Fire Underwriters any written notice of any defect or inadequacy in connection with a Property or its operation where such defect or inadequacy has not been cured in all material respects;

                         (v)       There are no Contracts involving payment in
excess of $25,000 per annum with respect to any Property that will be binding upon Buyer after the closing, other than such Contracts that are cancelable by the owner of the Property within 30 days after written notice from such owner without penalty or premium (other than penalties or premiums that will be paid by Transferor on or before the closing);

                           (vi)     As of the date of this Agreement, except as
set forth in the environmental reports included within the Disclosure Materials and any reports or studies prepared by or for Buyer, Transferor has received no written notice of the presence or release of any Hazardous Materials presently deposited, stored, or otherwise located on, under, in or about any Property which require reporting to any governmental authority or are otherwise not in compliance with environmental laws, regulations and orders;

                           (vii)   The Rent Rolls constituting Exhibit E to this
Agreement completely and accurately identify as to each Lease as of February 15, 1999: the expiration date of the current term of the Lease; the amount of any security deposit held by Transferor; the current base rental payable under such Lease and future rent escalations; the amount of additional rent (i.e., cost recovery) currently billed to the tenant under the Lease; and the approximate rentable area of the premises. As of February 15, 1999, each Lease identified on the Rent Roll was, to the best of Transferor's knowledge, in full force and effect and, to the best of Transferor's knowledge, Transferor was not in material default thereunder. As of March 1, 1999, Transferor had not received written notice of any material default by Transferor under any Leases, which default had not been cured in all material respects, and Transferor has not delivered any default notice to a tenant under any Lease and, to Transferor's knowledge and except as set forth in the delinquency reports provided by Transferors to Buyer, Transferor was not aware of any other default by a tenant under a Lease as to which default Transferor would customarily have delivered a notice of default to such tenant but has not done so, which defaults have not been cured in all material respects. Transferor has delivered or made available to Buyer copies of all Leases of more than 14,000 square feet or any amendments thereto executed on or before the date of this Agreement;

                           (viii)  As of the date of this Agreement, Transferor
has received no written notice that Transferor or any other party is in default under any reciprocal easement agreement or declaration of covenants, conditions, and restrictions or any other similar instrument or agreement affecting any of the Properties (collectively, the "REAs"), which default has not been cured in all Material respects;

                           (ix)    Transferor has not granted any option or
right of first refusal or first opportunity to acquire any fee or ground leasehold estate of any portion of the Properties;

                           (x)     As of the date of this Agreement, the
Financial Statements delivered to Buyer by Transferor are true and correct in all material respects;

                           (xi)    With respect to the matters contained in the
Disclosure Materials List & Statement and the Disclosure Materials, to Transferor's knowledge, Transferor has not willfully and intentionally omitted to state any material facts required to be stated therein or willfully and intentionally made any untrue statement of a material fact, which would render the

Disclosure Materials List & Statement or the Disclosure Materials materially misleading. Transferor has not willfully and intentionally failed to deliver or make available to Buyer all of the following documents in Transferor's immediate possession and has not instructed any third party not to deliver any such documents to Buyer: (x) reports regarding the environmental condition of the Properties or (y) reports obtained in connection with the acquisition of a Property regarding the physical condition and legal compliance of such Property; and

                         (xii)     Transferor has taken the steps described on
Exhibit P attached hereto in an effort to cause all computer hardware and software at each Property which is the direct responsibility of Transferor (and not the responsibility of a tenant, vendor or other third party) and which controls utility and other physical operating functions including, without limitation, alarm and other security systems, irrigation systems, lighting systems, health safety systems and similar functions (the "Owner's Computer Systems"), to at all times hereafter provide the following functions: (a) consistently handle date information before, during and after January 1, 2000 including, without limitation, accepting date input, providing date output and performing calculations on dates or portions of dates; (b) function accurately in accordance with the specifications for such computer hardware or software and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century; (c) respond to two digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined matter; and (d) store and provide output data information in ways that are unambiguous as to century. To Transferor's knowledge, as of the date of this Agreement, the cost to correct any failure of the Owner's Computer Systems to provide the foregoing functions would not be material (provided, that no representation or warranty is made with respect to any such failure for reasons other than the advent of the new century).

         Subject to the provisions of Section 4.4, each of the Transferors shall be jointly and severally liable for the breach of any representation and warranty of a Transferor set forth in this Section 4.1.

                                    * * * * *

For the foregoing purposes, the terms "Transferors' knowledge" or "Transferor's knowledge" or words of similar effect shall mean the current actual, subjective knowledge of Messrs. John Diserens, Michael Coke, Blake Baird and David Fries (collectively, the "Knowledge Persons"), in each case without independent investigation or inquiry, but after inquiry of the current asset managers who are employees of Transferors in its retail division. Such individuals' knowledge shall not include information or material which may be in the possession of any of the Transferors or the named individuals, but of which the named individuals are not actually aware. Transferors shall have no liability for the breach of any representations or warranties absent an arbitrated or judicial finding that the named individuals knowingly withheld information from Buyer with respect to the subject matter of the representation or warranty or falsified information delivered to and relied upon by Buyer and that such action amounted to a violation of a representation or warranty expressly set forth in this Agreement. None of the named individuals whose sole knowledge is imputed to a Transferors under this Section nor any party other than the Transferors affording a representation shall bear responsibility for any breach of such representation.

         SECTION 4.2 Transferors' Covenants. Transferors hereby covenants and agrees as follows:

                  (a) During the Contract Period, Transferors will exercise reasonable and good faith efforts (i) to operate and maintain the Properties in a manner consistent with current practices and (ii) to comply, where such compliance is the obligation of Transferors (and not of a tenant or other party) in all material respects with all material laws and regulations applicable to the Properties;

                  (b) During the Contract Period, Transferors will not sell or otherwise dispose of any significant items of Personal Property unless replaced with an item of like value, quality and utility;

                  (c) During the Contract Period, Transferors shall not enter into or modify any Contracts relating to the operation or maintenance of a Property, except for (i) those entered into in the ordinary course of business with parties which are not affiliates of Transferors and (A) which are cancelable upon not more than thirty (30) days prior notice without penalty or premium or (B) which require payments to the applicable vendor of $25,000 or less per year and which, in the aggregate for any individual Property, require payments to the applicable vendors of $50,000 or less per year, or (ii) those otherwise approved by Buyer, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove proposed Contract matters in writing within 5 business days following Transferor's written request (which shall include all material information necessary to allow Buyer to make an informed decision). At Buyer's written request provided at least five (5) business days prior to the Closing Date, Transferors shall deliver notice of termination on the Closing Date as to any and all Contracts that Buyer desires to terminate, provided that such termination shall be effective following any notice or waiting period for such termination described in the Contract and that Transferors shall not be required to bear any termination or cancellation fee or charge that may be assessed under such Contract based upon an early termination. Notwithstanding the foregoing, Transferors shall terminate all property management agreements and exclusive leasing agreements applicable to the Properties as of the Closing Date, at Transferors' expense;

                  (d) During the Contract Period, Transferors will not execute or modify in any material fashion any Leases pertaining to premises in excess of 5,000 rentable square feet or any ground lease, other than with Buyer's prior consent, which shall be deemed given if Buyer (in the person of Burnham Pacific Properties, Inc.'s chief investment officer or chief operating officer) should fail to approve or disapprove proposed lease matters in writing within 5 business days following Transferors' written request (which shall include all material information necessary to allow Buyer to make an informed decision). Buyer shall exercise its rights of approval of leasing matters reasonably and in good faith. With respect to new Leases or Lease amendments pertaining to premises of 5,000 rentable square feet or less, Transferors shall have the right to enter into new Leases or amendments without any need to obtain Buyer's consent, provided that (A) such new Lease or amendment is entered into on an arm's length basis and the applicable Transferors believes in its good faith reasonable discretion that it is entering into such new Lease or modification on market terms (B) such new Lease or amendment does not provide for a cap on the pass through of cost recoveries or exclude the recovery of management fees, (C) such new Lease or amendment does not contain a material change to the assignment provision of

Transferors' standard lease form in use at the applicable Property (the "Standard Form"), (D) with respect to a new Lease, Transferors initiated negotiations with such tenant using the Standard Form and any changes thereto are consistent with Transferors' standard leasing practices, and (E) Buyer is provided with a copy of the executed Lease or modification documents within a reasonable period after such documents are executed. Transferors shall use reasonable efforts to continue to seek leases for the Properties in a manner consistent with present practice;

                  (e) During the Contract Period, Transferors shall not voluntarily create, consent to or acquiesce in the creation of liens or exceptions to title without Buyer's prior written consent, provided that Buyer shall not unreasonably withhold or delay consent to any proposed matters affecting title necessary to maintain or enhance the value of the pertinent Property;

                  (f) During the Contract Period, Transferors shall maintain its currently effective policies of property insurance and rental loss insurance for the Improvements;

                  (g) During the Contract Period, Transferors shall use commercially reasonable efforts (but at no material cost to Transferors except as may otherwise be expressly provided in this Agreement) to obtain all third party and governmental approvals and consents necessary to consummate the transactions contemplated hereby;

                  (h) During the Contract Period, Transferors shall maintain their books accounts and records in a manner consistent with past practice;

                  (i) During the Contract Period, Transferors shall observe and comply with the material terms and conditions of all Contracts, Leases, Property licenses, and Property approvals;

                  (j) During the Contract Period, Transferors shall not knowingly and intentionally take any action which would cause the representations and warranties contained in Section 4.1 (other than as permitted in this Agreement) to cease to be true and correct in all material respects as of the Closing Date as though then made;

                  (k) During the Contract Period, Transferors shall comply in all material respects with all existing easements, covenants, conditions, restrictions and other encumbrances affecting any Property;

                  (l) During the Contract Period, Transferors shall reasonably cooperate with Buyer, but at no cost to Transferors, (i) to assist Buyer in obtaining environmental insurance coverage for the Properties (provided, that in no event shall Buyer have the right to perform any environmental testing in connection with obtaining such insurance) and (ii) to enable Buyer to exercise and close on the Applewood Option (as defined in the Disclosure Materials List & Statement) and, at Buyer's written request, with respect to any other similar options or rights described on Exhibit V attached hereto, as soon as possible after the closing, provided such option(s) shall not be exercised or caused to be exercised by Buyer prior to the closing and Transferors shall not be required to exercise such option(s) prior to the closing);

                  (m) During the Contract Period, but subject to the provisions of Sections 2.4 and 2.5, Transferors shall permit Buyer, and Buyer's lenders and its representatives, to have reasonable access (upon reasonable notice, during normal business hours and, if required by Transferors, accompanied by a representative of Transferors) to the books, records and Properties, and, with Transferors' prior approval not to be unreasonably withheld, tenants, parties to REAs, parties to options and rights of first refusal, and parties to management agreements and Contracts, in order to assist Buyer in its management transition with respect to the Properties and to provide information to its lenders that is reasonably requested by them;

                  (n) As a courtesy to Buyer, during the Contract Period, Transferors shall use reasonable efforts to provide Buyer with copies of any written notices received by Transferors during the Contract Period, which notices relate to matters described in Section 4.1(b)(i), (ii), (iii), (iv),
(vi), (vii) or (viii); provided, that notwithstanding anything to the contrary contained in this Agreement, Transferors shall have no liability whatsoever to Buyer as a result of its failure to comply with the provisions of this Section 4.2(n);

                  (o) During the Contract Period, Transferors shall provide reasonable access to the Disclosure Materials (upon reasonable notice and during normal business hours) and the right to copy such materials (at no cost to Transferors) in order to assist Buyer in its management transition with respect to the Properties and to provide information to its lenders that is reasonably requested by them;

                  (p) During the Contract Period, Transferors shall meet and confer with Buyer on a regular basis to discuss leasing activity at the Properties and the status of work described in Section 6.9 and shall provide Buyer at such meetings or otherwise reasonably detailed information regarding the costs incurred with respect to, and the costs anticipated to complete, such work;

                  (q) During the Contract Period, Transferors shall notify Buyer of any litigation filed against Transferors during the Contract Period within a reasonable period of time after Transferors are made aware of such litigation and Exhibit W shall be revised to include such litigation; and

                  (r) During the Contract Period, to the extent Transferors have a right of first offer or right of first refusal to purchase any real property related to any of the Properties and Transferors receive written notice that the period for exercising such right has commenced, Transferors shall promptly notify Buyer and Buyer shall have the right, by written notice to Transferors, to request that at closing Transferors assign such right to Buyer (if assignable) or use reasonable efforts to cause the applicable property to be direct deeded to Buyer; provided, that in no event shall Transferors have any liability or incur any cost with respect to such property or be required to take title to such property, and Buyer shall deliver to Title Company at the times required in connection with such right to purchase, and remain responsible for, any funds to be paid in connection with the acquisition of such property.

         SECTION 4.3 Buyer's Warranties and Representations. Buyer hereby represents and warrants to Transferors that the following are true as of the date of this Agreement:

                  (a) Buyer is a duly formed and validly existing limited liability company under the law of the state of its formation and is (or on the Closing Date will be) in good standing under the laws of the states where each Property is located and Buyer has the full right, authority and power to enter into this Agreement, to consummate the transactions contemplated herein and to perform its obligations hereunder and under those documents and instruments to be executed by it at the closing, and each of the individuals executing this Agreement on behalf of Buyer is authorized to do so, and this Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                  (b) Buyer's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of Buyer's obligations under the instruments required to be delivered by Buyer at the closing, do not and will not result in any material violation of, or material default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Buyer is a party or by which Buyer is bound.

                  (c) There is no litigation, investigation or proceeding pending or, to the best of Buyer's knowledge, contemplated or threatened against Buyer which would impair or adversely affect Buyer's ability to perform its obligations under this Agreement or any other instrument or document related hereto.

         SECTION 4.4     Survival/Limitations.

                  (a) Subject to subsection (b) below, the parties agree that Transferors' warranties and representations contained in Sections 4.1 (a) and
(b) of this Agreement shall survive Buyer's purchase of the Properties and the Closing Date for a period ending 180 calendar days following the Closing Date (the "Limitation Period"). Such termination as of the close of the Limitation Period shall apply to known as well as unknown breaches of such warranties or representations. Subject to subsection (b) below, Buyer's waiver and release set forth in Section 2.4 shall apply fully to liabilities under such representations and warranties. Buyer specifically acknowledges that such termination of liability represents a material element of the consideration to Transferors.

                  (b) Any claim of Buyer based upon a breach of any representation or warranty or covenant or a claim under any indemnity contained in this Agreement or any representation, warranty, covenant or indemnity contained in any other document or instrument delivered by Transferors to Buyer at closing (collectively a "Breach") shall be expressed, if at all, in writing setting forth in reasonable detail the basis and character of the claim (a "Claim Notice"), and, in the case of a Breach of Transferors' representations and warranties contained in this Agreement or a Breach of a covenant contained in Section 4.2 hereof only, shall be delivered to Transferors prior to the expiration of the Limitation Period. Notwithstanding the foregoing, Buyer's right to make and recover any claim pursuant to a Claim Notice shall be subject to the following: (i) any matters identified by Buyer during the Confirmation Period which would represent both a breach of representation and result in a Material Adverse Matters Amount shall be treated solely as the latter and shall not be the subject of any claim for breach of representation under this Article IV, (ii) with respect to a Breach of Transferors' representations and warranties contained in this Agreement, or a Breach of a covenant contained in Section 4.2 hereof or a Breach under an indemnity contained in the Assignments of Intangibles or the Assignments of Leases (as such terms are defined in Section 6.1(a) below), Buyer shall not make any claim on account of such

Breach unless and until (A) the aggregate measure of such claims with respect to a Property exceeds $200,000, and (B) the aggregate measure of such claims with respect to all of the Properties exceeds $750,000 (the "Threshold"), in which event Buyer's claim shall be limited to an amount equal to (x) the amount by which such aggregate exceeds the Threshold, plus (y) an amount equal to two-thirds of the Threshold, (iii) Transferors' aggregate liability for claims arising out of all Breaches (i.e., those described in clause (ii) above as well as all other Breaches) shall not, in the aggregate, exceed an amount equal to three percent (3%) of the aggregate Price for all of the Properties acquired by Buyer exclusive of the amounts of any insurance proceeds actually received by Transferors which are to be applied to Claims pursuant to Section 2.4(e), and
(iv) Buyer shall have the right to deliver to Transferors Claim Notices with respect to any Breach discovered by Buyer prior to the Closing Date solely if such notice is delivered prior to the Closing Date. Notwithstanding the foregoing, with respect to a Claim Notice asserting a breach of the representation contained in Section 4.1(b)(vii), the following shall be substituted for the provisions of clause (ii) of this Section 4.4(b): (ii) Buyer shall not make any claim on account of a breach of the representation and warranty contained in Section 4.1(b)(vii) with respect to any Property unless and until the aggregate measure of such claims with respect to all Properties exceeds $50,000, and only to the extent that such aggregate exceeds $50,000. For purposes of this Section 4.4(b) (and without limiting the introductory paragraph of Section 4.1), a Breach shall be deemed to be discovered by Buyer prior to the Closing Date only to the extent that any of David Martin, Daniel Platt, Joseph Byrne, Scott Verges, John Waters, Jim Gaube or Guy Jacquier has actual, subjective knowledge of the facts or circumstances giving rise to such breach of representation or warranty or Section 4.2 covenants. Following receipt of such a pre-closing Claim Notice with respect to which Buyer has the right to make and recover a claim as aforesaid, Transferors may elect, by written notice to Buyer given not later than the first to occur of the date that is ten (10) business days following the date of the Claim Notice or the Closing Date, to terminate this Agreement as to the Property to which such pre-closing Claim Notice relates and such Property shall be treated as a Deleted Property and Buyer shall not be entitled to any damages in connection therewith. If Transferors fail to elect to treat any Property which is the subject of a pre-closing Claim Notice as a Deleted Property, the closing as to such Property shall be conducted on the Closing Date. As to pre-closing Claim Notices with respect to which Transferors do not elect to treat the affected Property as a Deleted Property and as to all Claim Notices received by Transferors following the Closing Date as to which Buyer has the right to make and recover a claim as aforesaid, Buyer shall have the right after (but not before) the Closing Date to proceed against Transferors for actual monetary damages based upon such Claim Notice -- subject to the cure rights set forth in subparagraph (c) below and the limitations set forth above and in the remaining sentences of this subparagraph. Notwithstanding anything to the contrary provided in this Agreement, in no event shall Transferors be liable to Buyer for any consequential or punitive damages based upon any breach of this Agreement, including breaches of representation or warranty. Subject to applicable principles of fraudulent conveyance, in no event shall Buyer seek satisfaction for any obligation from any shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of such trustees or beneficiaries, nor shall any such person or entity have any personal liability for any such obligations of any Transferors.

                  (c) The Transferors who have committed a Breach for which a Claim Notice has been received shall have a period of 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional reasonable time period of up to an additional 60 days, so long as such cure has been commenced within such 30 days and is at all times diligently pursued. If the Breach is not cured after actual written notice and within such cure period, Buyer's sole remedy shall be an action at law for damages against the breaching Transferor or Transferors, which must be commenced with respect to a Breach of a representation or warranty contained in this Agreement or a Breach of a covenant contained in Section 4.2 hereof, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Buyer gives a Claim Notice and the Transferors commence to cure and thereafter terminate such cure effort or fail in such cure effort, Buyer shall have an additional 30 days from the date of written notice from the Transferors of such termination or the expiration of such cure period within which to commence an action at law for damages as a consequence of the failure to cure. The existence or pendency of such cure rights shall not delay the Closing Date as to a Property not designated as a Deleted Property. The provisions of this Section 4.4 shall survive the closing or any termination of this Agreement.


                                    ARTICLE 5
                                DEPOSIT; DEFAULT

         SECTION 5.1     Buyer's Default & Deposit.

                  (a) Substantially concurrently with the execution and delivery of this Agreement, Buyer shall deliver to Title Company, for deposit into the escrow described in Section 6.1 below, cash in an amount equal to Nine Million Dollars ($9,000,000), which amount shall be increased on April 30, 1999 by an additional Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (collectively, the "Deposit"). In the event that this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit, together with any interest accrued thereon, whether in cash or in the form of a Letter of Credit (as herein defined) shall be returned to Buyer and in no event shall the Deposit be credited against the Price. The entire amount of the Deposit (or the portion of the Deposit allocable to Properties with respect to which Transferors refuse to perform their material closing obligations), together with any interest accrued thereon, shall be returned immediately to Buyer in the event that the transaction fails to close due to termination of this Agreement pursuant to Section 5.2. IN THE EVENT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHOULD FAIL TO CLOSE AS A RESULT OF BUYER'S DEFAULT HEREUNDER, THE ENTIRE AMOUNT OF THE DEPOSIT, PLUS ACCRUED INTEREST, (AND TO THE EXTENT THE DEPOSIT IS IN THE FORM OF A LETTER OF CREDIT, TITLE COMPANY SHALL IMMEDIATELY MAKE DEMAND FOR THE PRINCIPAL AMOUNT OF THE LETTER OF CREDIT) SHALL BE PAID BY THE TITLE COMPANY TO TRANSFERORS AS LIQUIDATED DAMAGES (THE "LIQUIDATED AMOUNT"). BUYER AND TRANSFERORS HEREBY ACKNOWLEDGE AND AGREE THAT TRANSFERORS' DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS ACCRUED INTEREST IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES TRANSFERORS WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. BUYER AND TRANSFERORS

AGREE THAT TRANSFERORS' RIGHT TO RETAIN THE DEPOSIT PLUS ACCRUED INTEREST SHALL BE THE SOLE REMEDY OF TRANSFERORS IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER.

ACCEPTED AND AGREED TO:


________________________            _____________________________

BUYER'S INITIALS                    TRANSFEROR'S INITIALS

This Section 5.1 is intended only to liquidate and limit Transferors' rights to damages arising due to Buyer's failure to purchase the Properties and shall not limit the indemnification or other obligations of (i) Buyer's constituent partners pursuant to the Confidentiality Agreement dated January 25, 1999 executed by Burnham Pacific Properties, Inc. for the benefit of Transferors (the "BP Confidentiality Agreement") and the Confidentiality Agreement dated January 25, 1999 executed by the State of California Public Employees' Retirement System ("Calpers") for the benefit of Transferors (the "Calpers Confidentiality Agreement;" which, together with the BP Confidentiality Agreement, are collectively referred to as the "Confidentiality Agreements") or (ii) Buyer pursuant to (A) any other documents delivered pursuant to this Agreement or (B) Sections 2.4(b), 2.4(e), 7.2, 7.9 and 7.13 of this Agreement. In the event that any Property becomes a Deleted Property pursuant to the provisions of this Agreement, then Buyer shall have the right to cause Title Company to withdraw from the escrow and pay to Buyer (or to reduce any letter of credit, as applicable, by) an amount equal to the product of (x) the Deposit (and interest accruing thereon) and (y) the quotient expressed as a percentage, of the Allocated Price with respect to such Deleted Property and the total Price.

                  (b) In the event that Transferors are entitled to the Deposit pursuant to Section 5.1 hereof, an amount equal to the lesser of (i) the Liquidated Amount or (ii) the sum of (A) the maximum amount that can be paid to Transferors without causing Transferors (or any of their constituent partners) to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute income described in Section 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by Transferors' accountants, plus (B) in the event Transferors receive either (x) a letter from Transferors' counsel prior to the Closing Date indicating that Transferors (or their constituent partners, as applicable) has received a ruling from the Internal Revenue Service (the "IRS") described in clauses (ii) or (iii) of the following paragraph, or
(y) an opinion from Transferors' (or their constituent partners', as applicable) counsel as described in clause (iv) of the following paragraph, an amount equal to the Liquidated Amount less the amount payable under clause (A) above, and any balance of the Liquidated Amount (the "Balance") shall be retained by Title Company in escrow in accordance with the terms of an escrow (subject to the terms of the following paragraph) being otherwise agreed upon by Transferors and the escrow agent.

                  (c) The escrow agreement described in Section 5.1(b) shall provide that the amount in escrow or any portion thereof shall not be released to Transferors except to the extent the escrow agent receives any one or combination of the following: (i) a letter from Transferors' accountants indicating the maximum amount that can be paid by the escrow agent to Transferors without causing Transferors (or any of their constituent partners, as applicable) to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income, in which case the escrow agent shall release the amount indicated in such letter to Transferors, (ii) a letter from Transferors' (or any of their constituent partner's, as applicable) counsel indicating that Transferors (or any of its constituent partners, as applicable) received a ruling from the IRS holding that the receipt by Transferors (or any of their constituent partners, as applicable) of the Liquidated Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the Balance to Transferors, (iii) a letter from Transferors' (or any of their constituent partners' as applicable) counsel indicating that Transferors (or any of their constituent partners, as applicable) received a ruling from the IRS holding that the receipt by a Transferor (or its constituent partner, as applicable) of the Balance following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto or (iv) an opinion of a Transferor's (or its constituent partner's, as applicable) legal counsel to the effect that the receipt by a Transferor (or its constituent partner, as applicable) of the Liquidated Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the Balance to Transferors. Buyer and Title Company agree to act reasonably and cooperate with Transferor in order (x) to maximize the portion of the Liquidated Amount that may be distributed to Transferors hereunder without causing a Transferor (or its constituent partner, as applicable) to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) to improve a Transferor's (or any of their constituent partner's, as applicable) chances of securing a favorable ruling described in this Section 5.1(c), provided that, except as otherwise provided in this Agreement, Buyer and Title Company shall not be required to incur any out-of-pocket costs in connection therewith. The escrow agreement shall also provide that any portion of the Liquidated Amount then held in escrow after the expiration of five (5) years from the date of the establishment of such escrow shall be released by the escrow agent to Buyer. Buyer shall not be a party (other than a contingent beneficiary as described above) to such escrow arrangements and shall not bear any cost of or have liability resulting from such escrow arrangements.

         SECTION 5.2 Transferors' Default. If (a) the conditions precedent set forth in Section 3.1(b) shall have been satisfied or waived (provided that for purposes of this Section Buyer shall not be required to tender formally the Price but only demonstrate the commitment of immediately available funds to pay such Price) and (b) Transferors shall refuse to perform their material closing obligations under this Agreement (e.g., by refusing to convey a Property to Buyer at Closing), then Buyer's sole and exclusive remedy shall be either (i) to receive back the Deposit in the event Transferors refused to perform their material closing obligations with respect to all of the Properties (or the portion of the Deposit allocable to Properties with respect to which Transferors refuse to perform their material closing obligations) plus all accrued interest thereon or (ii) to pursue an action for specific performance on a Property by Property basis as to those Properties with respect to which Transferors refuse to perform their material closing obligations ; provided, that notwithstanding anything to the contrary contained herein, Buyer's right to pursue an action for specific performance is expressly conditioned on Buyer not being in default or having defaulted in any material respect under any other material agreement in which Buyer or any of its constituent members and any of the Transferors is a party and which was entered into on or after March 1, 1999. Subject to the foregoing, Buyer acknowledges that Buyer's remedies for Transferor's failure to perform all of its material obligations under this

Agreement with respect to the sale or exchange of a particular Property but less than all of the Properties shall be exclusively governed by the provisions of
Section 3.2 above. Nothing contained in this Section 5.2 is intended to limit Buyer's rights under Sections 7.2, 7.9 and 7.13 of this Agreement.

         SECTION 5.3     Solicitation; Negotiations.

                  (a) Unless and until this Agreement shall have been terminated in accordance with its terms, the Transferors agree and covenant that
(i) neither Transferors nor any of their respective subsidiaries or affiliates nor AMB Property Corporation, a Maryland corporation, which is AMBLP's general partner (the "Company"), shall, and each of them shall direct and use their best efforts to cause their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, or similar transaction involving the direct or indirect purchase of the Properties (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations with, or provide any confidential information or data to, or have any discussions with, any person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

                  (b) Notwithstanding anything set forth in this Agreement to the contrary, the Board of Directors of the Company may furnish information to or enter into discussions or negotiations with any person that makes an unsolicited bona fide proposal to purchase all or a portion of the Properties having aggregate Allocated Price of at least eighty-five percent (85%) of the aggregate Price of all of the Properties, whether by merger, purchase of partnership interests or assets or otherwise (a "Proposal"), if the Board of Directors of the Company determines in good faith that the Proposal, if consummated as proposed, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (any such Proposal being referred to herein as a "Superior Proposal"). If the Board of Directors of the Company is prepared to accept the Superior Proposal, then Transferors shall have the right to terminate this Agreement by giving Buyer 48 hours notice that the Board of Directors is prepared to accept the Superior Proposal, instructing the Title Company to return the Deposit to Buyer and in addition paying Buyer a termination fee in the amount of the then current Deposit (as increased or decreased from time to time pursuant to this Agreement) (excluding the amount of any remaining Deposit allocable to any Properties which were previously designated as Deleted Properties) (the "Termination Fee"). The return of the Deposit (and all interest accrued thereon) and the additional payment of the Termination Fee shall be Buyer's sole and exclusive remedy in the event of a termination pursuant to this
Section 5.3

                  (c) In addition to the provisions set forth in Sections 5.3(a) and 5.3(b) hereof, nothing in this Agreement shall be deemed to prevent in any manner the taking of any action by the Company with respect to any merger, consolidation or sale of all or substantially all of the assets of the Company or any of the Transferors, in the event that the Board of Directors of the Company shall determine, based on advice of outside legal counsel, that the failure to take such action would be inconsistent with such Board of Directors' fiduciary duties to the Company's stockholders under applicable law. In the event that such action would be inconsistent with the transactions contemplated hereby, then Transferors shall have the right to terminate this Agreement by giving Buyer 48 hours notice that such Board of Directors is prepared to take such action, instructing the Title Company to return the Deposit to Buyer and in addition paying Buyer the Termination Fee. The return of the Deposit and the additional payment of the Termination Fee shall be Buyer's sole and exclusive remedy in the event of a termination pursuant to this Section 5.3.

                  (d) In the event that Transferors are obligated to pay Buyer the Termination Fee, Transferors shall pay to Buyer an amount equal to the lesser of (i) the Termination Fee or (ii) the sum of (A) the maximum amount that can be paid to Buyer without causing Buyer (or any of its members) to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute income described in Section 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by Buyer's accountants, plus (B) in the event Buyer receives either (x) a letter from Buyer's counsel prior to the Closing Date indicating that Buyer (or its members, as applicable) has received a ruling from the Internal Revenue Service (the "IRS") described in clauses (ii) or (iii) of the following paragraph, or (y) an opinion from Buyer's (or its member's, as applicable) counsel as described in clause (iv) of the following paragraph, an amount equal to the Termination Fee less the amount payable under clause (A) above, and any balance of the Termination Fee (the "Balance") shall be deposited by Transferors in escrow in accordance with the next succeeding sentence with the Title Company or other escrow agent selected by Buyer and reasonably acceptable to Transferors. Transferors shall deposit into such escrow an amount in immediately available federal funds equal to the Balance, with the terms of such escrow (subject to the terms of the following paragraph) being otherwise agreed upon by Buyer and the escrow agent. All payments by Transferors pursuant to this paragraph shall be made by wire transfer or bank check within thirty
(30) days after demand by Buyer. Payment to Buyer of the amounts set forth in this Section 5.3(d) and, if applicable, deposit into escrow of the Balance, shall satisfy Transferors' obligations in full under the terms and conditions of this Section 5.3.

                  (e) The escrow agreement described in Section 5.3(d) shall provide that the amount in escrow or any portion thereof shall not be released to Buyer except to the extent the escrow agent receives any one or combination of the following: (i) a letter from Buyer's accountants indicating the maximum amount that can be paid by the escrow agent to Buyer without causing Buyer (or its member, as applicable) to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income, in which case the escrow agent shall release the amount indicated in such letter to Buyer, (ii) a letter from Buyer's (or its member's, as applicable) counsel indicating that Buyer (or its member, as applicable) received a ruling from the IRS holding that the receipt by Buyer (or its member, as applicable) of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the Balance to Buyer, (iii) a letter from Buyer's (or its member's, as applicable) counsel indicating that Buyer (or its member, as applicable) received a ruling from the IRS holding that the receipt by Buyer (or its member, as applicable) of the Balance following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto or (iv) an opinion of Buyer's (or its member's, as applicable) legal counsel to the effect that the receipt by Buyer (or its member, as applicable) of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the Balance to Buyer. Transferors agree to act reasonably and cooperate with Buyer in order (x) to maximize the portion of the Termination Fee that may be distributed to Buyer hereunder without causing Buyer (or its member, as applicable) to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) to improve Buyer's (or its member's, as applicable) chances of securing a favorable ruling described in this Section 5.3(e), provided that Transferors shall not be required to incur any out-of-pocket costs in connection therewith. The escrow agreement shall also provide that any portion of the Termination Fee then held in escrow after the expiration of five (5) years from the date of the establishment of such escrow shall be released by the escrow agent to Transferors. Transferors shall not be a party (other than a contingent beneficiary as described above) to such escrow arrangements and shall not bear any cost of or have liability resulting from such escrow arrangements.

         SECTION 5.4 Letter of Credit. In lieu of depositing the Deposit in cash pursuant to this Agreement, or after depositing the Deposit in cash, in substitution for all or any portion of the cash Deposit, Buyer may deliver to Title Company an unconditional and irrevocable letter of credit in favor of Title Company, in form reasonably satisfactory to Transferors and Title Company, drawn upon a state or national bank reasonably approved by Transferors and Title Company, which letter of credit shall (i) expire no earlier than fifteen (15) days after the scheduled Closing Date (as such date may be changed with respect to all of the Properties or a particular Property pursuant to this Agreement),
(ii) be capable of being drawn on by Title Company upon demand (subject to customary draw procedures and requirements) and (iii) otherwise be in form and substance reasonably satisfactory to Transferors and Title Company (the "Letter of Credit"). The Letter of Credit shall secure the faithful performance and observance by Buyer of the terms, provisions, and conditions of this Agreement in the same manner and to the same extent as the Deposit. The Letter of Credit shall be held and disbursed by Title Company in the same manner as the Deposit, except that:

                  (a) if the term of the Letter of Credit will expire prior to the then scheduled Closing Date (as such date may be changed with respect to all of the Properties or a particular Property pursuant to this Agreement), and such Letter of Credit is not extended or a new Letter of Credit for an extended period of time is not substituted within five (5) business days prior to the expiration date of the Letter of Credit, then Title Company shall make demand for the principal amount of the Letter of Credit prior to the expiration date of the Letter of Credit and hold such funds in the same manner as the Deposit pursuant to this Agreement;

                  (b) if Title Company continues to hold the Letter of Credit at closing and the closing occurs as contemplated by this Agreement, subject to
(c) below such Letter of Credit shall be returned to Buyer at closing; and

                  (c) in any instance in which a portion of the Deposit is to be returned to Buyer pursuant to this Agreement or in which a closing occurs and subsequent closings are contemplated due to the deferral of the closing with respect to one or more of the Properties and in order to do so the amount of the Letter of Credit would have to be reduced, the Title Company shall continue to hold the Letter of Credit in the manner set forth in and subject to the provisions of this Section 5.4 until Buyer has provided a substitute Letter of Credit in the amount of the Deposit as so reduced.


                                    ARTICLE 6
                                     CLOSING

         SECTION 6.1 Escrow Arrangements. One or more escrows (to the extent more than one escrow is necessary to accommodate Transferors' 1031 Exchange(s)) for the purchase and sale contemplated by this Agreement shall be opened by Buyer and Transferors with Title Company. At least one business day prior to the Closing Date, Transferors and Buyer shall each deliver escrow instructions to Title Company consistent with this Article VI, and designating Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Code. By signing below, Title Company agrees to act as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Code and to complete and file with the IRS Forms 1099-S (and furnish Buyer and Transferors with copies thereof) on or before the due date therefor. In addition, the parties shall deposit in escrow, at least one business day prior to the Closing Date (unless otherwise provided below in this Section 6.1) the funds and documents described below:

                  (a)    Transferors shall deposit (or cause to be deposited):

                         (i)       a duly executed and acknowledged deed
pertaining to the Real Property portion of each of the Properties, each in the form attached to this Agreement as Exhibit I-A (collectively, the "Deeds");

                         (ii)      a duly executed bill of sale pertaining to
the Personal Property portion of each of the Properties, each in the form attached to this Agreement as Exhibit I-B (collectively, the "Bills of Sale");

                         (iii)     a duly executed counterpart assignment and
assumption pertaining to the Intangible Property portion of each of the Properties, each in the form attached to this Agreement as Exhibit I-C (collectively, the "Assignments of Intangibles");

                         (iv)      a duly executed counterpart assignment and
assumption pertaining to the Leases, each in the form attached to this Agreement as Exhibit I-D (collectively, the "Assignments of Leases");

                         (v) a certificate from each Transferors certifying the
information required by any of the states in which any of the Properties are located to establish that the transaction contemplated by this Agreement is exempt from the tax withholding requirements of such states (the "State Certificates");

                         (vi)      a certificate from each Transferors
certifying the information required by 1445 of the Code to establish, for the purposes of avoiding Buyer's tax withholding obligations, that Transferors is not a "foreign person" as defined in 1445(f)(3) of the Code (the "FIRPTA Certificate");

                          (vii)    a letter executed by each respective
Transferors and, if applicable, its respective management agent and the Buyer, in form and substance satisfactory to Buyer, addressed to all tenants of each respective Property, notifying all such tenants of the transfer of ownership of the Property and directing payment of all rents accruing after the Closing Date to be made to Buyer or such other party as Buyer directs (the "Tenant Notices");

                         (viii)    to the extent not previously delivered to
Buyer and in Buyer's possession or under its control, originals of any of the Contracts, Leases, licenses, approvals, plans, specifications, warranties, other Intangible Property and other books and records relating to the ownership and operation of the Property (or if the original is not in the Transferors' possession or control, copies thereof to the extent in Transferors' possession or control);

                         (ix)      an updated Rent Roll for each Property in the
same format as was used for the Rent Rolls attached hereto as Exhibit E or in such other format as is reasonably acceptable to Buyer dated no later than five
(5) days prior to closing, which updated Rent Roll will be used solely for the purpose of (i) identifying all Leases at such Property as of the applicable Closing Date and (ii) allowing the Title Company to issue Buyer's title insurance policies subject to no exception for parties in possession other than the Leases identified in the Rent Roll;

                         (x)       subject to the provisions of Section 2.6,
such affidavits as may be reasonably and customarily required by the Title Company to issue the Title Policies in the form required hereby (including, without limitation, without exception for parties-in-possession (other than tenants under the Leases) or mechanics' or materialmen's liens which are to be satisfied by Transferors pursuant to Section 2.6);

                         (xi)      the Remediation and Access Agreement (as
herein defined); and

                         (xii)     evidence reasonably satisfactory to the Title
Company as to the legal existence and authority of the Transferors and the authority and incumbency of the persons signing documents on behalf of the Transferors.

In addition, Transferors shall deliver to Buyer on the Closing Date, outside of escrow, to the extent in Transferor's possession or control, the originals of all Leases, Contracts and tenant files and all keys to the Properties.

                  (b)    Buyer shall deposit:

                         (i)       on or prior to the close of business on the
business day immediately prior to the Closing Date, immediately available funds sufficient to pay the balance of the Price, plus sufficient additional cash to pay Buyer's share of all escrow costs and closing expenses;

                         (ii)      a duly executed counterpart for each of the
Assignments of Intangibles, Assignments of Leases and Remediation and Access Agreement (and Tenant Notices where required);

                         (iii)     a certificate duly executed by Buyer in favor
of Transferors confirming the waivers and acknowledgments set forth in Sections
2.5 and 4.4 above; and

                         (iv)      evidence reasonably satisfactory to Title
Company as to the legal existence and authority of the Buyer and the authority and incumbency of the persons signing documents on behalf of the Buyer.

         SECTION 6.2 Title. Title Company shall close escrow on the Closing Date by:

                  (a)    recording the Deeds;

                  (b)    issuing the owner's title policies to Buyer pursuant to
Section 3.1(a)(i) above;

                  (c) delivering to Buyer originals of the Bills of Sale, the FIRPTA Certificate, the State Certificates, executed counterparts of each of the Assignments of Intangibles, Assignments of Leases and Remediation and Access Agreement and all of the other documents in escrow under Section 6.1(a);

                  (d) delivering to Transferors (or the exchange facilitator(s), as applicable) (i) a counterpart for each of the Assignments of Intangibles, the Assignments of Leases and the Remediation and Access Agreement executed by Buyer, (ii) the certificate described in Section 6.1(b)(iii) above,
(iii) funds in the amount of the Sale Purchase Price, as adjusted for credits, adjustments, prorations and closing costs in accordance with Section 2.3 and this Article VI and as allocated pursuant to the direction of the Transferors (upon which allocation Buyer and Title Company shall have the right to conclusively rely) and (iv) funds in the amount of the Exchange Price, as adjusted for credits, adjustments, prorations and closing costs in accordance with Section 2.3 and this Article VI and as allocated pursuant to the direction of the Transferors (upon which allocation Buyer and Title Company shall have the right to conclusively rely); and

                  (e) if directed by the parties, delivering the Tenant Notices to the tenants by certified mail, return receipt requested.

         SECTION 6.3     Prorations.

                  (a) Taxes. Real estate taxes, personal property taxes and any general or special assessments with respect to the Properties which are not the direct payment obligation of tenants pursuant to the Leases (as opposed to a reimbursement obligation) shall be prorated as of the Closing Date -- to the end that Transferors shall be responsible for all taxes and assessments that are allocable to any period prior to the Closing Date and Buyer shall be responsible for all taxes and assessments that are allocable to any period from and after the Closing Date. Notwithstanding anything to the contrary contained herein, in regards to Real Property located in the States of Illinois and Colorado, (A) general real estate taxes which are not the direct or indirect (as a reimbursement obligation) payment obligations of tenants pursuant to the Leases and which are payable for the tax year prior to the tax year in which the closing occurs and all prior years shall be paid by Transferors (including any installments thereof payable after the Closing Date) and (B) general real estate taxes which are not the direct or indirect (as a reimbursement obligation) payment obligations of tenants pursuant to the Leases and which are payable for the tax year in which the closing occurs shall be prorated by Transferors and Buyer as of the Closing Date. If the actual amount of taxes, assessments or other amounts to be prorated for the year in which the closing occurs (and, with respect to Real Property located in Illinois and Colorado, for the tax year prior to the tax year in which the closing occurs) is not known as of the Closing Date, the proration shall be based on the parties' reasonable estimates of such taxes, assessments and other amounts. To the extent any real or personal property taxes subject to apportionment in accordance with the foregoing are, as of the Closing Date, the subject of any appeal filed by or on behalf of Transferors, then notwithstanding anything to the contrary contained in this subparagraph, (i) no apportionment of the taxes being appealed shall occur at the closing, but instead such apportionment shall be deferred until the outcome of the appeal is final and the amount of taxes owing becomes fixed at which time Transferors shall be responsible for all such taxes that are allocable to any period prior to the Closing Date and Buyer shall be responsible for all such taxes that are allocable to any period from and after the Closing Date, and (ii) Transferors shall provide Buyer with adequate security, either in the form of a bond or by escrowing the amounts being appealed, to assure Buyer that Transferors' portion of such tax liability, including any penalty, will be available. To the extent any taxes which are the subject of an appeal have been paid by Transferors under protest and the appeal results in Buyer receiving a credit toward future tax liability or a refund, then Buyer shall, within thirty
(30) days following receipt of such refund or notice of such credit, pay to Transferors the full amount of such refund or credit allocable to the period prior to the Closing Date, excluding, however, any portion of such refund or credit that is required to be passed through to the tenants pursuant to any Leases or to other parties by existing contract.

                  (b) Prepaid Expenses. Buyer shall be charged for those prepaid expenses paid by Transferors directly or indirectly allocable to any period from and after the Closing Date, including, without limitation, annual permit and confirmation fees, fees for licenses and all security or other deposits paid by Transferors to third parties which Buyer elects to assume and to which Buyer then shall be entitled to the benefits and refund following the Closing Date.

                  (c) Property Income and Expense. The following prorations and adjustments shall occur as of the closing. Prior to the Closing Date, Transferors shall provide all information to Buyer required to calculate such prorations and adjustments and representatives of Buyer and Transferors shall together make such calculations:

                         (i)       General. Subject to the specific provisions
of clauses (ii), (iii) and (iv) below, income and expense shall be prorated on the basis of a 30-day month and on a cash basis (except for items of income and expense that are payable less frequently than monthly, which shall be prorated on an accrual basis). All such items attributable to the period prior to the Closing Date shall be credited to Transferors; all such items attributable to the period on and following the Closing Date shall be credited to Buyer. Buyer shall be credited in escrow with (a) any portion of rental agreement or lease deposits which are refundable to the tenants and have not been applied to outstanding tenant obligations in accordance with the terms of the applicable Lease and (b) rent prepaid beyond the Closing Date. Transferors shall transfer Transferors entire interest in any letters of credit or certificates of deposit held by Transferors as the deposits described in clause (a) above and shall diligently cooperate with Buyer in obtaining any reissuance or confirmation of the effect of the transfer of such instruments. Buyer shall not be entitled to any interest on rental agreement or lease deposits or prepaid rent accrued on or before the Closing Date, except to the extent any such amount of interest is refundable or payable to any tenant under a Lease or applicable law. Transferors shall be credited in escrow with any refundable deposits or bonds held by any utility, governmental agency or service contractor, to the extent such deposits or bonds are assigned to Buyer on the Closing Date.

                         (ii)      Leasing Costs. Subject to the provisions of
Section 6.9 below, Buyer shall be credited in escrow with any leasing commissions, tenant improvements or other allowances to be paid by Buyer on or after the Closing Date with respect to the current term of any Lease or Lease modification executed, or any extension term or expansion of premises exercised, in each case, on or before March 1, 1999, and Transferors shall pay on or before the Closing Date all such items payable prior to the Closing Date. Notwithstanding the provisions of the immediately following sentence, with respect to any new Leases or Lease modifications executed after March 1, 1999 with respect to any of the space identified on Exhibit S attached hereto which are permitted under the terms of this Agreement ("Vacant Space"), Transferors shall be credited in escrow with the amount of any leasing commissions, tenant improvements or other allowances paid by Transferors after March 1, 1999. Buyer shall receive a credit at closing against the Price in the amount of $7.00 per square foot of Vacant Space, whether or not such space is leased prior to closing. With respect to any space which is not Vacant Space, subject to Section
6.9 Transferors shall be credited in escrow with an amount equal to (A) the amount of any leasing commissions, tenant improvement and other allowances paid by Transferors after March 1, 1999 to the extent such items relate to new Leases or Lease modifications executed or extensions of terms or expansions of premises that are exercised after March 1, 1999 and permitted under the terms of this Agreement, multiplied by (B) a fraction in which the numerator is the number of months or partial months of the stabilized term (i.e., the term following the tenant's entry into occupancy and commencement of unabated rental obligations) of any such Lease following the Closing Date and the denominator is the number of months or partial months in the stabilized term of such Lease. Buyer shall assume all obligations for any leasing commissions, tenant improvement or other allowances payable following the Closing Date with respect to Leases or Lease modifications executed or extensions of terms or expansions of premises that are exercised following March 1, 1999 and which are permitted under the terms of this Agreement; provided, that as to any such leasing commissions not disclosed to Buyer in the Disclosure Materials List & Statement or the Disclosure Materials or approved or deemed approved by Buyer pursuant to this Agreement or which are not expressly assumed by Buyer under any other provision of this Agreement, Buyer shall only be obligated to pay the market rate commission for the applicable Lease (and Transferors shall remain responsible for any above market component of such commission). Any expenditures or commitments to expenditures relating to Leases or modifications or extensions of terms or expansions of premises executed following March 1, 1999 in excess of the amounts budgeted and approved as part of Buyer's approval of the Lease (where such approval is required) shall be subject to Buyer's specific approval, which shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove such excess expenditure within 5 business days following Transferors' written request and delivery of material information reasonably necessary to allow Buyer to make an informed decision.

                         (iii)     Rents. Rents payable by tenants under the
Leases, shall be prorated as and when collected (whether such collection occurs prior to, on, or after the Closing Date). Buyer shall receive a credit for the amounts actually received before the Closing Date and which pertain to any period after the Closing Date. Buyer shall not receive a credit at the closing for any rents for the month in which the closing occurs which are in arrears and have not then been received. As to any tenants who are delinquent in the payment of rent on the Closing Date, Buyer shall use reasonable efforts (but shall not be required to commence legal action or terminate or evict a tenant) to collect or cause to be collected such delinquent rents following the Closing Date. Any and all rents so collected by Buyer following the closing (less a deduction for all reasonable collection costs and expenses incurred by Buyer) shall be successively applied (after deduction for Buyer's reasonable collection costs) to the payment of (x) rent due and payable in the month in which the closing occurs, (y) rent due and payable in the months succeeding the month in which the closing occurs (through and including the month in which payment is made) and (z) rent due and payable in the months preceding the month in which the closing occurs. If all or part of any rents or other charges received by Buyer following the closing are allocable to Transferors pursuant to the foregoing sentence, then such sums shall be promptly paid to Transferors. Transferors reserve the right to pursue any damages remedy Transferors may have against any tenant with respect to such delinquent rents, but shall have no right to exercise any other remedy under the Lease (including, without limitation, termination or eviction).

                         (iv)      Additional Rents. Any percentage rent,
escalation charges for real estate taxes, parking charges, operating and maintenance expenses, escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature other than fixed or base rent under the Leases (collectively, the "Additional Rents") shall be prorated as of the Closing Date between Buyer and Transferors on or before the date which is ninety (90) days following the end of the calendar year in which the closing occurs based on the actual number of days of the year and month which shall have elapsed as of the Closing Date. Prior to the end of the calendar year in which the closing occurs, Transferors shall provide Buyer with information regarding Additional Rents which were received by Transferors prior to closing and the amount of reimbursable expenses paid by Transferors prior to closing. On or before the date which is sixty (60) days following the end of the calendar year in which the closing occurs, Buyer shall deliver to Transferors a reconciliation of all expenses reimbursable by tenants under the Leases, and the amount of Additional Rents received by Transferors and Buyer relating thereto (the "Reconciliation"). Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Transferors, Transferors shall promptly, but in no event later than fifteen (15) days after receipt of the Reconciliation, pay to Buyer the amount of such overpayment and Buyer, as the landlord under the particular Leases, shall pay or credit to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Transferors, Buyer shall pay to Transferors the amount of such underpayment within fifteen (15) days following Buyer's receipt of any such amounts from the tenants.

                  (d) Adjustments to Prorations. Subject to Section 6.3(a) and 6.3(c)(iv) above, after the closing, the parties shall from time to time, as soon as is practicable after accurate information becomes available and in any event within 180 days following the Closing Date, recalculate and reapportion any of the items subject to proration or apportionment (i) which were not prorated and apportioned at the closing because of the unavailability of the information necessary to compute such proration, or (ii) which were prorated or apportioned at the closing based upon estimated or incomplete information, or (iii) for which any errors or omissions in computing prorations at the closing are discovered subsequent thereto, and thereafter the proper party shall be reimbursed based on the results of such recalculation and reapportionment. Unless otherwise specified herein, all such reimbursements shall be made on or before thirty (30) days after receipt of notice of the amount due. Any such reimbursements not timely paid shall bear interest at a per annum rate equal to ten percent (10%) from the due date until all such unpaid sums together with all interest accrued thereon is paid if payment is not made within ten (10) days after receipt of a bill therefor.

                  (e) Prior Year's Reconciliation. If the closing occurs before Transferors have performed the annual reconciliation of Additional Rent for the calendar year immediately preceding the calendar year in which the closing occurs, then Transferors shall, as soon as practicable after closing, perform such reconciliation at its sole cost and expense. Upon completion of such annual reconciliation, Transferors shall immediately deliver to Buyer a detailed description of any Additional Rent which are payable by or reimbursable to any present tenant (the "Prior Year Reconciliation"). The Prior Year Reconciliation shall be accompanied by all applicable back-up documentation, together with Transferors' check for such Additional Rent which is reimbursable to a tenant. Based upon Transferors' calculations, Buyer shall send customary statements for reimbursement of Additional Rent to tenants under the Leases based on the Prior Year Reconciliation, and shall remit to Transferors within thirty (30) days of receipt, all sums so collected. If Transferors' calculations show that Additional Rent has been overpaid by any present tenant and Transferors have submitted its check to Buyer for such amounts, Buyer shall refund such Additional Rent to such tenant.

                  (f) Survival. The provisions of this Section 6.3 shall survive the closing.

         SECTION 6.4     Other Closing Costs.

                  (a) The premium payable in connection with the issuance of the Title Policies, governmental documentary transfer or transaction taxes or fees due on the transfer of the Properties, recording costs, and, except as otherwise provided below, other closing costs shall be paid by Transferors and Buyer according to custom in the county in which the applicable Property is located as set forth on Exhibit D attached hereto.

                  (b) Transferors shall pay 50% of any escrow or other costs charged by or reimbursable to the Title Company; provided, however that additional costs to create multiple escrows to accommodate 1031 Exchanges shall be borne by the party requesting such multiple escrows.

                  (c) Buyer shall pay 50% of any escrow or other costs charged by or reimbursable to the Title Company; provided, however that additional costs to create multiple escrows to accommodate 1031 Exchanges shall be borne by the party requesting such multiple escrows.

         SECTION 6.5 Further Documentation. At or following the close of escrow, Buyer and Transferors shall execute any certificate, memoranda, assignment or other instruments required by this Agreement, law or local custom or otherwise reasonably requested by the other party to effect the transactions contemplated by this Agreement and shall take such other actions (but at no material cost or expense) as are reasonably requested by the other party to effect the transactions contemplated by this Agreement.

         SECTION 6.6 Cooperation in Exchange. The parties acknowledge and agree that Exchangors have elected (with respect to the Exchange Properties) and Buyer may elect (with respect to the Properties) to assign their interest in this Agreement to an exchange facilitator by means of one or more escrows for the purpose of completing an exchange of such Properties or interests in such Properties in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections (a "1031 Exchange"). Each party agrees to reasonably cooperate with any party so electing in implementing any such assignment and 1031 Exchange, provided that such cooperation shall not entail any material additional expense to the non-electing party, cause such party to take title to any other property or cause such party exposure to any liability or loss of rights or benefits contemplated by this Agreement, and the electing party shall indemnify, defend and hold the non-electing party harmless from any liability, damage, loss, cost or other expense including, without limitation, reasonable attorneys' fees and costs, resulting or arising from the implementation of any such assignment and 1031 Exchange. No such assignment by any party shall relieve such party from any of its obligations hereunder, nor shall such party's ability to consummate a tax deferred exchange be a condition to the performance of such party's obligations under this Agreement.

         SECTION 6.7     Environmental Matters.

                  (a) Buyer and Transferors acknowledge and agree that Transferors shall transfer and assign to Buyer at the closing (to the extent assignable), as part of the Intangible Property, Transferors' rights and interests in and to any indemnifications or covenants from third parties (other than any rights of Transferors under any of Transferors' environmental insurance policies, which rights are expressly not assigned to Buyer under this Agreement except as expressly otherwise set forth below) relating to the environmental condition of the Properties (reserving solely Transferors' rights to the benefit of such indemnifications and covenants protecting Transferors with respect to Transferors' ownership of the Properties), including, without limitation, those indemnity agreements shown on Exhibit O. Following the closing, Buyer and Transferors shall cooperate in the pursuit of any and all claims arising under such instruments, which cooperation shall include, as required, Transferors' expression and pursuit of claims for the benefit of Buyer -- provided that such pursuit is at Buyer's sole cost and expense and does not expose Transferors to additional liability. Notwithstanding the foregoing, with respect to the Property described on Exhibit U-1 attached hereto, to the extent assignable and subject to obtaining the consent of the applicable insurer, at closing Transferors shall assign all of their right, title and interest in the environmental insurance policy described on Exhibit U-2 and Transferors shall be named as an additional insured under such policy; provided, that the assignment of such policy shall not constitute a condition of closing under this Agreement.

                  (b) With respect to the Property described on Exhibit U-3, Transferors shall use reasonable efforts to obtain on or before closing (but without any liability whatsoever if they are unable to do so except as set forth below), a no further action letter (which letter shall be permitted to contain customary qualifications and exclusions, such as a right of the lead regulatory agency to reopen its investigation based on additional information, and may be a risk based no further action letter) from the lead regulatory agency in connection with the known contamination located on such Property as more particularly described on Exhibit U-3 (an "NFA letter"). If Transferors are not able to deliver to Buyer an NFA Letter with respect to any such Property on or before the closing, then Transferors shall execute and deliver to Buyer at closing with respect to such Property as to which no NFA Letter has been obtained, a remediation and access agreement in the form attached as Exhibit U-4 (the "Remediation and Access Agreement").

         SECTION 6.8 Environmental Insurance Deductibles. The parties hereto acknowledge that Buyer intends to obtain environmental insurance ("Environmental Insurance") for the Properties listed on Exhibit Q attached hereto (the "Insured Properties"). If a loss occurs under the Environmental Insurance and to the extent such loss is a result of environmental contamination or a release of Hazardous Materials determined to have been present or to have occurred at an Insured Property on or before the Closing Date (a "Loss"), then Transferors shall reimburse to Buyer eighty percent (80%) of any amounts actually incurred by Buyer with respect to such Loss (as substantiated by written invoices or other evidence reasonably satisfactory to Transferors) as a result of the application of the deductible under the Environmental Insurance for such Insured Property, but in no event shall Transferors' liability exceed eighty thousand dollars ($80,000) in the aggregate with respect to all Losses at any one Insured Property. Buyer agrees not to take any affirmative actions which would or could reasonably be expected to result in a Loss, such as performing a Phase II environmental assessment, unless required to do so in writing by a lender, rating agency, new material equity investor, a governmental authority or tenant (but with respect to any of the foregoing persons, only after Buyer has used commercially reasonable efforts to find a suitable alternative to taking any such affirmative actions, such as naming such party as an additional insured under Buyer's environmental insurance policy or providing such party with an environmental indemnity) or based on a reasonable belief that a release of Hazardous Materials (other than with respect to a matter disclosed in the environmental reports included in the Disclosure Materials) has occurred (provided, that the mere existence of a dry cleaner at the Property is not in and of itself sufficient to constitute such a "reasonable belief"), and in any event will not do so without providing Transferors at least ten (10) days prior written notice to review the scope of such action; provided, that the foregoing prohibition on Buyer taking affirmative actions shall not apply with respect to a Property from and after the two (2) year anniversary of the Closing Date for such Property. The obligation of Transferors to reimburse Buyer under this
Section 6.8 shall apply only to Losses for a particular Property as to which Transferors receive written notice from Buyer on or before the two (2) year anniversary of the Closing Date for such Property.

         SECTION 6.9     Completion Events.

                  (a) With respect to the Property described on Exhibit R attached hereto (the "SWP Property"), Transferors shall use commercially reasonable efforts to obtain title to such Property on or before the closing so as to allow Transferors to convey such Property to Buyer in a condition as will enable Buyer to obtain an Owner's Title Policy for such Property (including endorsements and exceptions) substantially similar to the form of Owner's title policy obtained by Buyer with respect to the Property acquired by Buyer in this transaction which is most proximate to the SWP Property. Buyer has informed Transferors that Buyer intends to ground lease the SWP Property and Transferors agree that Buyer can take the lead role in any negotiations with a potential ground lessee, subject to the reasonable approval of Transferors as to the terms of any such ground lease; provided, that if Buyer acquires the SWP Property, then Buyer shall assume all obligations for any site improvements to be performed by or at the expense of the ground lessor and Transferors shall receive a credit for any sums expended by Transferors prior to the closing and at the request of Buyer or pursuant to a ground lease approved by Buyer with respect to any such site work. If Transferors are unable to obtain title to the SWP Property on or before the closing, then the SWP Property shall be treated as a Deferred Property, Transferors shall thereafter use reasonable efforts (without any obligation to expend any funds) to obtain title to the SWP Property and the closing for such Property shall be deferred for a period of up to one (1) year to allow transferors to obtain such title, in which event (i) the Price payable on the Closing Date applicable to all other Properties shall be reduced by the Allocated Price of such Property, and (ii) an amount equal to five percent (5%) of the Allocated Price for such Property shall be retained by Title Company as a continuing Deposit subject to disposition in accordance with Section 5.1 above as to such Property (provided that if Transferors have not obtained a binding commitment from the title holder to convey such Property to Transferors (or Buyer as Transferors' designee), Buyer shall not be obligated to post a continuing Deposit until such binding agreement is obtained and delivered to Buyer). If the closing for such Property occurs, then at such closing Buyer shall receive a credit against the Allocated Price for such Property in the amount of $250,000.

                  (b) General Provisions. All work performed by Transferors under this Section 6.9 shall be performed in a good and workmanlike manner substantially in accordance with all applicable laws. Nothing in this Section
6.9 is intended to limit or expand Buyer's approval rights contained in Section 4.2(c) or (d).

         SECTION 6.10 Transferors' Covenant of Cooperation. Transferors hereby agree to reasonably cooperate with Buyer or Buyer's auditors, at no expense, liability or substantial accounting time to Transferors, prior to and after the closing (but subject to the provisions of Section 2.4) (i) by providing financial data pertaining to the Properties to the extent required by the Securities and Exchange Commission ("SEC") or reasonably required to prepare filings that Buyer intends to file with the SEC, including (to the extent so required) the documentation requested on Exhibit T-1 (but without duplication of any of the documents listed in the Disclosure Material List & Statement or contained in the Disclosure Materials so long as continued access is provided to such documents as were not delivered to Buyer) as it relates to the one (1) year period immediately preceding the closing, and (ii) in delivering to Buyer's auditors a certificate in the form of Exhibit T-2. Transferors shall provide such documentation and deliver such certificate in each instance within ten (10) business days after receipt of Buyer's reasonable request to do so. Without limiting Transferors' representations and warranties contained in this Agreement or Transferors' covenants contained in Section 4.2 or in any document executed and delivered to Buyer by Transferors at closing, Buyer shall indemnify and hold Transferors harmless from and against any and all claims, liabilities, losses, damages, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and costs) to the extent relating to or arising out of Transferors' performance of its obligations under this Section 6.10, including, without limitation, any claims arising out of the reliance by third parties, including Buyer's auditors, on information provided by Transferors under this Section 6.10. The provisions of this Section 6.10 shall survive the closing

         SECTION 6.11 UCC Financing Statements. If Buyer provides evidence during the Confirmation Period of any UCC Financing Statements naming a Transferor or any of its affiliates as debtor and encumbering a Property (whether in connection with mortgages, deeds of trust or personal property financings which are not assumed by Buyer), then Transferors shall use reasonable efforts to cause the release of such UCC Financing Statements as soon as practicable after the closing.


                                    ARTICLE 7
                                  MISCELLANEOUS

         SECTION 7.1     Damage or Destruction.

                  (a) Buyer shall be bound to purchase each of the Properties as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of any of the Properties or condemnation of any Property by right of eminent domain, provided that the occurrence of any damage or destruction involves repair costs of less than the greater of $1,000,000 or ten percent (10%) of the Property's Allocated Price, and any condemnation does not materially affect the use or value of the affected Property. If Buyer is so bound to purchase a Property notwithstanding the occurrence of damage, destruction or condemnation, or if Buyer fails to elect to treat the applicable Property as a Deleted Property pursuant to Section 7.1(b) below then upon the closing: (i) in the event of damage covered by insurance or an immaterial condemnation, Buyer shall receive a credit against the Allocated Price for such Property in the amount (net of collection costs and costs of repair reasonably incurred by Transferors and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by Transferors as a result of any such damage or destruction or condemnation plus (in the case of damage) the amount of the deductible portion of Transferors' insurance policy, and Transferors shall assign to Buyer all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the close of escrow; and (ii) in the event of damage not covered by insurance, Buyer shall receive a credit (not to exceed the greater of $1,000,000 or ten percent (10%) of the Property's Allocated Price for each affected Property) in the amount of the estimated cost to repair the damage.

                  (b) If, prior to the Closing Date, any Property suffers damage or destruction that involves repair costs in excess of the greater of $1,000,000 or ten percent (10%) of the Property's Allocated Price or condemnation which affects the use or value of the Property in other than a minor and immaterial manner, then Buyer may elect to treat such Property as a Deleted Property by giving written notice of such election to Transferors promptly following Buyer's knowledge of the event and extent of damage, destruction or condemnation. In the event of the deletion of any Property pursuant to this Section 7.1(b), the parties shall be bound to consummate the purchase and sale of the balance of the Properties in accordance with this Agreement and the Price shall be reduced by an amount equal to the Allocated Price of the Deleted Property.

         SECTION 7.2     Fees & Commissions.

                  (a) Each party to this Agreement warrants to the other that, except as otherwise provided in subparagraph (b) below, no person or entity can properly claim a right to a real estate or investment banker's commission, finder's fee, acquisition fee or other brokerage-type compensation (collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys' fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts.

                  (b) The parties hereby acknowledge that Morgan Stanley Dean Witter has acted as Transferors' investment bankers in connection with this transaction. Transferors shall be responsible for paying any commission or fees due to such parties in connection with this transaction.

         SECTION 7.3 Successors and Assigns. Buyer may not assign any of Buyer's rights or duties hereunder without the prior written consent of Transferors, which may be withheld in Transferors' sole discretion; provided, however, that Buyer shall have the right to assign all or a portion of its rights hereunder to an entity which is at least 75% owned, directly or indirectly, by Buyer, without the prior consent of Transferors, except that any such assignment to such an affiliate of Buyer shall not relieve Buyer of any of its obligations under this Agreement.

         SECTION 7.4 Notices. Any notice, consent or approval (or request for consent or approval) required or permitted to be given under this Agreement shall be in writing and shall be given or requested by (i) hand delivery, (ii) Federal Express or another reliable overnight courier service, (iii) facsimile telecopy, or (iv) United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

To Transferors:

         c/o AMB Property, L.P.
         505 Montgomery Street, Fifth Floor
         San Francisco, CA 94111
         Attn:  W. Blake Baird
         Fax No.:  (415) 394-9001

         and

         AMB Property, L.P.
         505 Montgomery Street, Fifth Floor
         San Francisco, CA 94111
         Attn:  General Counsel
         Fax No.:  (415) 394-9001

         with a copy to:
         Morrison & Foerster LLP
         755 Page Mill Road
         Palo Alto, California  94304-1018

         Attn:  Philip J. Levine
         Fax No.:  (650) 494-0792

To Buyer:

         Burnham Pacific Properties, Inc.
         100 Bush Street, Suite 2400
         San Francisco, CA  94104
         Attn:  General Counsel
         Fax No.: (650) 352-1711

         with a copy to:

         David Krotine, Esq.
         McDonough, Holland & Allen
         5555 Capitol Mall, 9th Flr.
         Sacramento, CA 94814
         Fax No.:  (916) 444-5918

         with a copy to:

         Goodwin, Procter & Hoar LLP
         Exchange Place
         Boston, MA 02109-2881
         Attn:  Christopher B. Barker, P.C.
         Fax No.:  617-227-8591

Any such notice, consent or approval (or request for consent or approval) shall be deemed given or requested (i) if given by hand delivery, upon such hand delivery, (ii) one (1) business day after being deposited with Federal Express or another reliable overnight courier service, (iii) if sent by facsimile, the day the facsimile is successfully transmitted, or (iv) if sent by registered or certified mail, three (3) business days after being deposited in the United States mail. Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 7.4. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

         SECTION 7.5 ARBITRATION OF DISPUTES. CONTROVERSIES OR CLAIMS TO BE SUBMITTED TO ARBITRATION PURSUANT TO SECTIONS 2.5, 2.6 OR 6.9 ABOVE SHALL BE RESOLVED BY ARBITRATION CONDUCTED IN ACCORDANCE WITH THE CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET SEQ. AND UNDER THE REAL ESTATE INDUSTRY RULES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA RULES"), EXCEPT THAT WITH RESPECT TO ANY INSTANCE IN WHICH THE ARBITRATION RELATES SOLELY TO A DISPUTE OVER THE AMOUNT OF A PRICE ADJUSTMENT, ANY SUCH ARBITRATION SHALL BE SO CALLED "BASEBALL-STYLE" SUCH THAT EACH PARTY SHALL STATE A SINGLE AMOUNT AS ITS

POSITION ON THE ISSUE BEING ARBITRATED AND A SINGLE ARBITRATOR SHALL BE REQUIRED TO SELECT ONE OF THE AMOUNTS STATED BY THE PARTIES, AND SHALL HAVE NO RIGHT TO DECIDE A DIFFERENT AMOUNT OR OTHERWISE TAKE A DIFFERENT POSITION. THE ARBITRATOR(S) SHALL GIVE EFFECT TO SUBSTANTIVE AND PROCEDURAL LAW OF THE STATE OF CALIFORNIA INCLUDING, WITHOUT LIMITATION, THE STATUTES OF LIMITATION IN DETERMINING ANY CLAIM (BUT EXCLUDING PRINCIPLES RELATING TO CONFLICTS OF LAWS). ANY CONTROVERSY CONCERNING WHETHER AN ISSUE IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S). ALL DECISIONS BY THE ARBITRATOR(S) SHALL BE IN WRITING AND COPIES OF THE DECISIONS SHALL BE DELIVERED TO EACH PARTY.

ARBITRATION SHALL TAKE PLACE IN SAN FRANCISCO, CALIFORNIA AT A LOCATION MUTUALLY ACCEPTABLE TO THE PARTIES OR AS DESIGNATED BY THE ARBITRATOR(S) IF THE PARTIES CANNOT AGREE ON A LOCATION. THE DECISION BY THE ARBITRATOR(S) SHALL BE ISSUED NO LATER THAN SIXTY (60) DAYS AFTER THE DATE ON WHICH THE INITIATING PARTY GIVES WRITTEN NOTICE TO THE OTHER PARTY OF ITS INTENTION TO ARBITRATE, WHICH NOTICE SHALL COMPLY WITH THE REQUIREMENTS OF THE AAA RULES AND THREE COPIES OF SUCH NOTICE SHALL BE FILED AT THE REGIONAL OFFICE OF AAA IN SAN FRANCISCO, CALIFORNIA AS PROVIDED IN THE AAA RULES.

JUDGMENT UPON THE ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR JUDICIAL RELIEF OR PURSUIT OF A PROVISIONAL OR ANCILLARY REMEDY SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CONTROVERSY OR CLAIM TO ARBITRATION IF ANY OTHER PARTY CONTESTS SUCH ACTION FOR JUDICIAL RELIEF.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION TO NEUTRAL ARBITRATION.

_______________________             _____________________________

BUYER'S INITIALS                    TRANSFEROR'S INITIALS



         SECTION 7.6 Entire Agreement. Excepting solely the Confidentiality Agreements, this Agreement and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

         SECTION 7.7 Time. Time is of the essence of every provision contained in this Agreement.

         SECTION 7.8 Incorporation by Reference. All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

         SECTION 7.9 Attorneys' Fees. In the event any dispute between Buyer and any of Transferors should result in litigation or arbitration, including, without limitation, arbitration pursuant to Section 7.5 above, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation or arbitration, including, without limitation, reasonable attorneys' fees and costs.

         SECTION 7.10 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         SECTION 7.11 Governing Law. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of California (without giving effect to conflicts of laws principles).

         SECTION 7.12 Operating Records. Each party agrees to make available to the other party from time to time, but not more frequently than quarterly, upon reasonable notice, for a period of two years following the Closing Date, such party's operating records for the Properties, to the extent such party has operating records, in order to permit the requesting party to prepare such historical financial statements for the Properties as such party requires to satisfy legal or contractual obligations. The party making its operating records available shall have no obligation to prepare any operating statements or incur any expense in connection with the provisions of this section.

         SECTION 7.13 Confidentiality. Buyer and Transferors each acknowledge and agree that this Agreement and the terms and conditions set forth are to be kept confidential unless and until the closing occurs on the Closing Date in accordance with and subject to the terms of this Section 7.13 and the Confidentiality Agreements. Without limiting the obligations of Buyer's constituent partners under the Confidentiality Agreements, each party shall be entitled to discuss and disclose the transaction with employees, agents, consultants, lenders, clients and representatives of such party -- each of whom shall be directed by the disclosing party to maintain such information in confidence. Notwithstanding anything to the contrary contained in this Section 7.13, following the full execution of this Agreement and Buyer's delivery of the Deposit to Title Company, the parties shall issue a joint press release with respect to this transaction, which press release shall be in the form attached hereto as Exhibit
J. The Transferors agree that nothing in this Section shall prevent Buyer from disclosing any information otherwise deemed confidential under this Section (i) in connection with Buyer's enforcement of its rights hereunder or (ii) pursuant to any legal requirement applicable to Buyer, including, without limitation, any securities laws, any reporting requirement or any accounting or auditing standard.

         SECTION 7.14 Counterparts. This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

         SECTION 7.15 Transferors' Representative. Buyer shall be entitled to rely upon any notice, approval or decision expressed by any of the Knowledge Persons acting alone on behalf of all of the Transferors.

         SECTION 7.16 No Liability. Notwithstanding anything to the contrary contained herein, in no event shall Calpers, which is a constituent member of Buyer, or any of its trustees, directors or employees, have any personal liability under this Agreement.

         SECTION 7.17    Escrow Provisions.

                  (a) By its signature below, Title Company acknowledges receipt of the Deposit (whether in the form of cash or a Letter of Credit). Title Company agrees to hold the Deposit (whether in the form of cash or a Letter of Credit) in escrow pursuant to the provisions of this Agreement for application in accordance with the provisions of this Agreement, including the following terms:

                         (1)  Title Company shall have no duties or
responsibilities other than those expressly set forth in this Agreement. Title Company shall have no duty to enforce any obligation of any person to make any payment or delivery or to enforce any obligation of any person to perform any other act. Title Company shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person's obligations under any such document. Except for this Agreement, amendments to this Agreement executed by Transferors and Buyer and except for joint written instructions given to Title Company by Transferors and Buyer relating to the Deposit, Title Company shall not be obligated to recognize any agreement between any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

                         (2)  In its capacity as Title Company, Title Company
shall not be responsible for the genuineness or validity of any security, instrument, document or item deposited with it and shall have no responsibility other than to faithfully follow the instructions contained in this Agreement, and subject to the terms hereof, it is fully protected in acting in accordance with any written instrument given to it hereunder by any of the parties hereto and believed by Title Company to have been signed by the proper person. Title Company may assume that any person purporting to give any notice hereunder has been duly authorized to do so. Title Company is acting as a stakeholder only with respect to the Deposit. If there is any dispute or uncertainty concerning any action to be taken hereunder, Title Company shall have the right to take no action (other than to make demand for the principal amount of any portion of the Deposit in the form of a Letter of Credit as may be required under this Agreement which demand shall be made as so required by this Agreement notwithstanding any contrary instructions by Buyer unless approved in writing by Transferors) until it shall have received instructions in writing approved by Transferors and Buyer or until directed by a final order of judgment of a court of competent jurisdiction, whereupon Title Company shall take such action in accordance with such instructions or such order.

                         (3)  It is understood and agreed that the duties of
Title Company are purely ministerial in nature. Title Company shall not be liable to the other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, except for acts of willful misconduct or gross negligence. Title Company may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by Title Company), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained) which is reasonably believed by Title Company to be genuine and signed or presented by the proper person or persons. Title Company shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a final judgment or decree of a court of competent jurisdiction in the State of California or a Federal court in such State, or a writing delivered to Title Company signed by the proper party or parties and, if the duties or rights of Title Company are affected, unless it shall give its prior written consent thereto.

                         (4)  Title Company shall have the right to assume in
the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by Title Company does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, in reliance upon such assumption.

                         (5)  Except in connection with Title Company's willful
misconduct or gross negligence, Title Company shall be indemnified and held harmless jointly and severally by the other parties hereto from and against any and all liabilities, expenses and losses suffered by Title Company (as escrow agent), including reasonable attorneys' fees and expenses, in connection with any action, suit or other proceeding involving any claim, which arises out of or relates to this Agreement, the services of Title Company hereunder or the monies or instruments held by it hereunder. Promptly after the receipt by Title Company of notice of any demand or claim or the commencement of any action, suit or proceeding, Title Company shall, if a demand or a claim is made or an action is commenced against any of the other parties hereto, notify such other parties hereto in writing; but the failure by Title Company to give such notice shall not relieve any party from any liability which such party may have to Title Company hereunder.

         SECTION 7.18    State Specific Provisions.

                  (a)    In regards to Real Property located in California:

                         (i)       Buyer is hereby apprised of and shall
determine whether any Real Property is located within the coastal zone under the California Coastal Act.

                         (ii)      Buyer is hereby apprised of and shall
determine whether any Real Property is located within a special studies zone under the Alquist-Priolo Geologic Hazard Act.

                         (iii)     To the extent required by law, Transferors
and Buyer agree to provide a Real Estate Transfer Disclosure Statement.

                         (iv)      Transferors shall provide Buyer with a form
California 590-RE.

                  (b)    In regards to Real Property located in Colorado:
Special taxing districts may be subject to general obligation indebtedness that is paid by revenues produced from annual tax levies on the taxable property within such districts. Property owners in such districts may be placed at risk for increased mill levies and excessive tax burdens to support the servicing of such debt where circumstances arise resulting in the inability of such a district to discharge such indebtedness without such an increase in mill levies. Buyer should investigate the debt financing requirements of the authorized general obligation indebtedness of such districts, existing mill levies of such districts servicing such indebtedness, and the potential for an increase in such mill levies.

                  (c) In regards to Real Property located in Illinois: Buyer and Transferors hereby agree to make all disclosures and do all things necessary to comply with the Illinois Responsible Property Transfer Act ("Act"). Either a disclosure document ("IRPTA Disclosure Document") in the form required under the Act, or an affidavit to the effect that no such IRPTA Disclosure Document is required under such Act shall be delivered by Transferors to Buyer at closing. Buyer and Transferors hereby waive the requirement of the delivery of an IRPTA Disclosure Document not less than thirty (30) days prior to the Closing Date, both parties acknowledging and agreeing that they are aware of the purpose and intent of the IRPTA Disclosure Document.

                  (d) In regards to Real Property located in Minnesota: Buyer is hereby apprised of and shall determine whether a well is located on any of the Real Property located in Minnesota. Transferors certify that Transferors do not know of any wells on the Real Property located in Minnesota. In the event Buyer locates a well on the Real Property Buyer shall not be entitled to cancel this Agreement nor shall Buyer be entitled to recover any costs, including, without limitation, the cost to seal the well and attorneys' fees.

                  (e)    In regards to Real Property located in Texas

                         (i)       Buyer is hereby apprised of and shall
determine whether any of the Real Property is located seaward of the Gulf Intercoastal Waterway to its southernmost point and then seaward of the longitudinal line also known as 97/,12', 19" which runs southerly to the international boundary from the intersection of the center line of the Gulf Intercoastal Waterway and the Brownsville Ship Channel, and if any of the Real Property is in close proximity to a beach fronting the Gulf of Mexico, Buyer is hereby advised that the public has acquired a right of use or easement to or over the area of any public beach by prescription, dedication, or presumption, or has retained a right by virtue of continuous right in the public since time immemorial, as recognized in law and custom.

                  The extreme seaward boundary of natural vegetation that spreads continuously inland customarily marks the landward boundary of the public easement. If there is no clearly marked natural vegetation line, the landward boundary of the easement is as provided by Sections 61.016 and 61.017, Natural Resources Code.

                  State law prohibits any obstruction, barrier, restraint, or interference with the use of the public easement, including the placement of structure seaward of the landward boundary of the easement. STRUCTURES ERECTED SEAWARD OF THE VEGETATION LINE (OR OTHER APPLICABLE EASEMENT BOUNDARY) OR THAT BECOME SEAWARD OF THE VEGETATION LINE AS A RESULT OF NATURAL PROCESSES ARE SUBJECT TO A LAWSUIT BY THE STATE OF TEXAS TO REMOVE THE STRUCTURE.

Buyer is hereby notified that Buyer should seek the advice of an attorney or other qualified person before executing this Agreement or instrument of conveyance as to the relevance of these statutes and facts to the value of any of the Real Property Buyer is hereby purchasing or contracting to purchase.

                         (ii)      Buyer is hereby apprised of and shall
determine whether any of the Real Property is located within a Water District. If any of the Real Property is located within a Water District, Buyer is notified as follows [to the extent required, missing information to be completed, if applicable, by Transferors on or before the closing.]:

         "The real property, described below, that you are about to purchase is located in the _________District. The district has taxing authority separate from any other taxing authority and may, subject to voter approval, issue an unlimited amount of bonds and levy an unlimited rate of tax in payment of such bonds. As of this date, the rate of taxes levied by the district on real property located in the district is $________________on each $100 of assessed valuation. If the district has not yet levied taxes, the most recent projected rate of debt service tax, as of this date, is $__________on each $100 of assessed valuation. The total amount of bonds approved by the voters and which have been or may, at this date, be issued is $_________, and the aggregate initial principal amounts of all bonds issued for one or more of the specified facilities of the district and payable in whole or in part from property taxes is
         $_____________.

         The district has the authority to adopt and impose a standby fee on property in the district that has water, sanitary sewer, or drainage facilities and services available but not connected and which does not have a house, building, or other improvement located thereon and does not substantially utilize the utility capacity available to the property. The district may exercise the authority without holding an election on the matter. As of this date, the most recent amount of the standby fee is $____________. An unpaid standby fee is a personal obligation of the person that owned the property at the time of imposition and is secured by a lien on the property. Any person may request a certificate from the district stating the amount, if any, of unpaid standby fees on a tract of property in the district.

         The purpose of this district is to provide water, sewer, drainage, or flood control facilities and services within the district through the issuance of bonds payable in whole or in part from property taxes. The cost of these facilities is not included in the purchase price of your property, and these utility facilities are owned or to be owned by the district. The legal description of the property you are acquiring is as follows:


         _______________________________________________________________________

         _______________________________________________________________________

         BUYER IS ADVISED THAT THE INFORMATION SHOWN ON THIS FORM IS SUBJECT TO CHANGE BY THE DISTRICT AT ANY TIME. THE DISTRICT ROUTINELY ESTABLISHES TAX RATES DURING THE MONTHS OF SEPTEMBER THROUGH DECEMBER OF EACH YEAR, EFFECTIVE FOR THE YEAR IN WHICH THE TAX RATES ARE APPROVED BY THE DISTRICT. BUYER IS ADVISED TO CONTACT THE DISTRICT TO DETERMINE THE STATUS OF ANY CURRENT OR PROPOSED CHANGES TO THE INFORMATION SHOWN ON THIS FORM.

         The undersigned Buyer hereby acknowledges receipt of the foregoing notice at or prior to execution of a binding contract for the purchase of the real property described in such notice or at closing of purchase of the real property."

IN WITNESS WHEREOF, Transferors and Buyer have executed this Agreement as of the day and year first written above.

Buyer:

BPP RETAIL, LLC,
a Delaware limited liability company

By:  Burnham Pacific Operating Partnership, L.P.
a Delaware limited partnership
Its Managing Member

      By:  Burnham Pacific Properties, Inc.
      Its general partner

           By:  ____________________________
           Name:  __________________________
           Title:  _________________________

           By:  ____________________________
           Name:  __________________________
           Title:  _________________________


Transferors:

AMB Property, L.P.
a Delaware limited partnership

By:  AMB Property Corporation
Its general partner

         By:________________________________
         Its:_______________________________


AMB Property II, L.P.
a Delaware limited partnership

By:  AMB Property Holding Corporation
Its general partner

         By:________________________________
         Its________________________________

The undersigned party is joining this Agreement solely for the purpose of acknowledging and agreeing to the provisions of Article V and Section 7.17 hereof and any other provisions of this Agreement expressly applicable to Title Company.

CHICAGO TITLE COMPANY



By:  ____________________________
Name:  __________________________
Title:  _________________________